Exhibit 10.62
CONSTRUCTION LOAN AGREEMENT
for a loan in the amount of
$74,000,000
MADE BY AND BETWEEN
REPUBLIC 20TH STREET LLC,
a Delaware limited liability company,
As Borrower
AND
KEYBANK NATIONAL ASSOCIATION,
a national banking association,
127 Public Square,
Cleveland, Ohio 44114
as a Lender and as Administrative Agent
AND
KEYBANC CAPITAL MARKETS
as sole lead arranger and book manager
Dated as of February 16, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit A	Legal Description of Land
Exhibit B	Permitted Exceptions
Exhibit C	Form of Note
Exhibit D	Intentionally Omitted
Exhibit E	LIBOR Notice Election
Exhibit F	Insurance Requirements
Exhibit G	Architect’s Certificate
Exhibit H	Initial Budget
Exhibit I	Borrower’s Certificate
Exhibit J	Soft and Hard Cost Requisition Form
Exhibit K	Borrower’s Certificate of Compliance
Exhibit L	Assignment and Assumption Agreement
Exhibit M	Patriot Act and OFAC Transferee and Assignee Identifying Information Form

CONSTRUCTION LOAN AGREEMENT
Project Commonly Known as
“1129 20th Street”
     THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is made as of February 16, 2007, by and among REPUBLIC 20TH STREET LLC, a Delaware limited liability company (“Borrower”), and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), its successors and assigns, individually and as a lender and administrative agent (referred to in such capacity as “Agent” in this Agreement), and each of the undersigned lending institutions (KeyBank, as a lender, and each such lending institution, and their respective successors and assigns, referred to individually as “Lender” or collectively as the “Lenders”).
W I T N E S S E T H:
RECITALS
     A. Borrower is the owner of a fee simple interest in the land located at 1129 20th Street in Washington, D.C., and which is legally described in Exhibit A attached hereto (the “Land”). Borrower proposes to expand and renovate such building.
     B. Borrower has applied to Lenders for a loan in the amount of up to Seventy-Four Million and No/100 Dollars ($74,000,000.00) (the “Loan”) to reimburse Borrower for and to pay for the acquisition and development of the Project, and Lenders are willing to make the Loan on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
INCORPORATION OF RECITALS AND EXHIBITS
1.1 Incorporation of Recitals.
     The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.
1.2 Incorporation of Exhibits.
     Exhibits A through M, to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.
ARTICLE 2
DEFINITIONS
2.1 Defined Terms.
     The following terms as used herein shall have the following meanings:
     Adjusted LIBOR Rate: For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Rate Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period and (B) the LIBOR Rate Margin.
     Adjusted Base Rate: A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate or (ii) one percent (1%) in excess of the Federal Funds Effective Rate. Any change in the Adjusted Base Rate shall be effective immediately from and after a change in the Adjusted Base Rate (or the Federal Funds Effective Rate, as applicable).

     Affiliate: An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.
     Agent’s Head Office: The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.
     Agent’s Special Counsel: McKenna Long & Aldridge LLP or such other counsel as selected by Agent.
     Agreement: This Construction Loan Agreement.
     Applicable Margin. On any date, the Applicable Margin set forth below based on the percentage of the Net Rentable Area of the Project (based upon the Net Rentable Area to be in the Project after completion of Construction) that is subject to Qualified Leases:

	Percentage of Net Rentable Area	LIBOR Rate	Prime Rate
Pricing Level	Subject to Qualified Leases	Margin	Margin
Pricing Level 1	Greater than or equal to 90%	1.25%	0.00%

Pricing Level 2	Greater than or equal to 40% but less than 90%	1.45%	0.25%

Pricing Level 3	Less than 40%	1.65%	0.50%
The initial Applicable Margin shall be at Pricing Level 3. The Applicable Margin shall not be adjusted based upon such percentage, if at all, until the first (1st) day of the first (1st) month following the delivery by Borrower to the Agent of the Rent Roll at the end of a calendar month. In the event that Borrower shall fail to deliver to the Agent a monthly Rent Roll on or before the date required by Section 15.1(o), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 3 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Rent Roll.
     Applicable Rate: As such term is defined in Section 5.1(a).
     Appraisal: An MAI appraisal of the value of the Project performed by an independent appraiser selected by the Agent who is not an employee of the Borrower, the Guarantors or any of their Affiliates, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with FIRREA, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.
     Appraised Value: The stabilized market value of the Project as reflected in the then-most recent Appraisal of the Project, obtained pursuant to this Agreement; subject, however, to such reasonable adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment based on criteria and factors then generally used and considered by the Agent in determining the value of similar properties, which review shall be conducted prior to acceptance of such Appraisal by the Agent.
     Architect: FOX Architects, LLC.
     Architect’s Certificate: A certificate in the form of Exhibit G attached hereto executed by the Architect in favor of Lenders.
     Assignment and Assumption: An Assignment and Assumption Agreement in the form of Exhibit L attached hereto and made a part hereof.

     Assignment of Rents: An assignment of leases and rents made by Borrower in favor of Agent assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future leases, rents, issues and profits therefrom.
     Authorized Representative: Gary R. Siegel, Michael Green or Mark Keller.
     Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.
     Board. As such term is defined in Change of Control.
     Bond: A Performance Bond and Labor and Material Payment Bond in a form approved by Agent, with each Major Subcontractor as principal, with a surety company acceptable to Agent and licensed to do business in the State, as surety, with a dual obligee rider in favor of Agent.
     Breakage Costs: The cost to any Lender of re employing funds bearing interest at an Adjusted LIBOR Rate (calculated based on a change in the LIBOR Rate), incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, (ii) the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant LIBOR Rate Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable LIBOR Rate Interest Period, any amount as to which Borrower has elected a LIBOR Rate Option.
     Budget: The budget for the Project specifying all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Project prior to the Maturity Date.
     Budget Line Item: As such term is defined in Section 10.2.
     Business Day: A day of the year on which banks are not required or authorized to close in Cleveland, Ohio.
     Capitalized Lease: A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with generally accepted accounting principles.
     Change of Control: A Change of Control shall exist upon the occurrence of any of the following:
          (a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Parent Guarantor equal to at least twenty percent (20%) (or with respect to Richard Kramer and Steven Grigg and their Affiliates, an aggregate of at least forty percent (40%));
          (b) as of any date a majority of the Board of Directors or Trustees (the “Board”) of Parent Guarantor consists of individuals who were not either (i) directors or trustees of Parent Guarantor as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of Parent Guarantor, which is comprised solely of independent directors, as required by the New York Stock Exchange, and approved by a majority of the Board of Parent Guarantor, which majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of Parent Guarantor and approved by a majority of the Board of Parent Guarantor, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or
          (c) the OP Guarantor or Parent Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 22 of the Guaranty); or
          (d) Parent Guarantor fails to own, directly, at least fifty-one percent (51%) of the economic, voting and beneficial interests in OP Guarantor; or
          (e) Parent Guarantor shall fail to be the sole general partner of OP Guarantor, shall fail to own such general partnership interest in OP Guarantor free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of OP Guarantor; or
          (f) Mark R. Keller shall cease to be the Chief Executive Officer of Parent Guarantor and a competent and experienced successor Chief Executive Officer shall not be reasonably approved by the Required Lenders within six (6) months of such event; or
          (g) OP Guarantor ceases to control the management of the Borrower and to be the legal and beneficial owner of at least 51% of the membership interests in Borrower; or
          (h) OP Guarantor or any other owner of Equity Interests in Borrower shall create, incur, assume or suffer to exist any Lien on the Equity Interests in Borrower owned by it.
     Change Order: Any request for changes in the Plans and Specifications (other than minor field changes involving no extra cost).
     Code: The Internal Revenue Code of 1986, as amended.
     Collateral: All of (a) the property, rights and interests of the Borrower that are or are intended to be subject to the security interests, assignments, and mortgage liens created by the Security Documents, including, without limitation, the Project, and (b) the Guaranty.
     Commitment: The maximum amount each Lender has agreed to lend to Borrower as part of the Loan (which amounts are set forth below the signature line of each Lender), subject to modification by each Assignment and Assumption.
     Completion Conditions: Delivery to Agent of the following items in form satisfactory to the Agent:
               (A) Required Permits. Evidence that the Borrower has obtained all Required Permits from such Governmental Authority as may be required under applicable laws and requirements for the permanent use and occupancy of the Improvements for their intended uses, together with copies of all such Required Permits (it being acknowledged that with respect to any portion of the Project to be occupied by a Tenant which has not been leased, Borrower shall deliver a shell certificate of occupancy);
               (B) Approval by Lender’s Consultant. Notification from the Lender’s Consultant to the effect that the Improvements have been completed in a good and workmanlike manner in accordance with the Plans and Specifications;
               (C) Certificate of the Borrower’s Architect. Certificate of the Borrower’s architect that the Improvements have been completed in accordance with the Plans and Specifications and that the Improvements comply with all applicable laws and requirements and Governmental Approvals and are in all respects ready for use and occupancy;
               (D) Payment of Costs. Evidence satisfactory to Agent that all sums due in connection with the construction of the Improvements have been paid or discharged in full (whether by bonding or otherwise) and that no party claims or has a right to claim any statutory or common law lien arising out of the construction of the Improvements for the supplying of labor, material, equipment and/or services in connection therewith;
               (E) Final Lien Waivers. Final lien waivers in such form as may be permitted by applicable law to remove or dissolve any unfiled lien claims, or such other form satisfactory to the Agent from the General Contractor, and such laborers, suppliers, subcontractors and materialmen as may be requested by the Agent, duly executed and notarized (or with respect to any lien claims for which final lien waivers are not provided, evidence satisfactory to Agent that such lien claims have been discharged in full (whether by bonding or otherwise));
               (F) Acceptance by Tenants. Evidence satisfactory to Agent that any Tenants of the Project for which Tenant Work has been completed have accepted their leased premises in accordance with their Lease;
               (G) Debt Service Coverage. The Debt Service Coverage for the most recently completed calendar quarter shall be not less than 1.25 to 1, and Agent shall have received a duly executed Certificate of Compliance in the form of Exhibit K attached hereto; and
               (H) Title Endorsement. An endorsement to the Title Policy fully removing any exception for mechanics and materialman’s liens, whether filed or unfiled.
     Completion Date: The first to occur of (i) the date that is eighteen (18) months from the Construction Commencement Date and (ii) November 16, 2008, subject to extension pursuant to Section 15.1(b).
     Construction or construction: The construction and equipping of the Improvements in accordance with the Plans and Specifications, and all Tenant Work and related improvements required to be performed by Borrower under Leases and the installation of all personal property, fixtures and equipment required for the operation of the Project.
     Construction Commencement Date: The first to occur of (i) May 16, 2007 and (ii) the date that is 30 days from the Loan Opening Date.
     Construction Schedule: A schedule satisfactory to Agent and Lender’s Consultant, establishing a timetable for completion of the Construction, showing, on a monthly basis, the anticipated progress of the Construction and also showing that the Improvements can be completed on or before the Completion Date.
     Contingency Fund: A Budget Line Item which shall represent an amount necessary to provide reasonable assurances to Lenders that additional funds are available to be used if additional costs and expenses are incurred or additional interest accrues on the Loan, or unanticipated events or problems occur.
     Control: For purposes of this definition, “Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty percent (20%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
     Debt Service Coverage: With respect to a particular period, the ratio of (a) the Net Operating Income of the Project for the most recently completed calendar quarter, annualized to (b) the Total Annual Debt Service.

     Deed of Trust: A deed of trust, assignment of leases and rents, security agreement and fixture filing, executed by Borrower for the benefit of Agent and the Lenders securing this Agreement, the Notes, and all obligations of Borrower in connection with the Loan, granting a first priority lien on Borrower’s fee simple interest in the Project, subject only to the Permitted Exceptions.
     Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.
     Default Rate: A rate per annum equal to three percentage points (300 basis points) in excess of the Adjusted Base Rate, but not at any time in excess of the highest rate permitted by law.
     Defaulting Lender: As such term is defined in Section 25.5(b).
     Deficiency Deposit: As such term is defined in Section 11.1.
     Derivatives Contract: Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
     Derivatives Termination Value: In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
     Eligible Assignee: (i) Any Lender; (ii) any commercial bank, savings bank, savings and loan association or similar financial institution which (A) has total assets of Five Billion Dollars ($5,000,000,000) or more, (B) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (C) in the reasonable judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (D) in the reasonable judgment of the Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; (iii) any insurance company in the business of writing insurance which (A) has total assets of Five Billion Dollars ($5,000,000,000) or more (B) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (C) meets the requirements set forth in subclauses (C) and (D) of clause (ii) above; and (iv) any other financial institution having total assets of Five Billion Dollars ($5,000,000,000) (including a mutual fund or other fund under management of any investment manager having under its management total assets of Five Billion Dollars ($5,000,000,000) or more) which meets the requirement set forth in subclauses (C) and (D) of clause (ii) above; provided that each Eligible Assignee must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time and (z) not be the Borrower or an Affiliate of the Borrower.
     Engineering Report: An engineering report prepared by licensed engineer satisfactory to Agent to the satisfaction of Agent that the existing improvements at the Project will support the new improvements contemplated by the Plans and Specifications.
     Environmental Indemnity: An environmental indemnity from the Borrower and Guarantors, jointly and severally, indemnifying Agent and the Lenders with regard to all matters related to Hazardous Material and other environmental matters.
     Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.
     Environmental Report: An environmental report prepared at Borrower’s expense by a qualified environmental consultant approved by Agent, dated not more than three (3) months prior to the date of this Agreement and addressed to Agent (or subject to separate letter agreement permitting Agent to rely on such environmental report).
     Equity Interests: With respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing as of any date of determination.
     ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.
     Event of Default: As such term is defined in Article 19.
     Extended Maturity Date: As such term is defined in Section 4.3.
     Extension Option: As such term is defined in Section 4.3.
     Extension Term: The period of time commencing on the day after the Initial Maturity Date and ending on the Extended Maturity Date.
     Federal Funds Effective Rate: Shall mean, for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
     FIRREA: The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.
     General Contract: The general contract between Borrower and General Contractor, pertaining to the construction of all onsite and offsite improvements for the Project.
     General Contractor: Jones Lang LaSalle Construction, Limited Partnership.

     Governmental Approvals: Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for the Construction in accordance with the Plans and Specifications.
     Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.
     Guarantor(s): Parent Guarantor and the OP Guarantor, individually or collectively, as the context shall imply.
     Guaranty: That certain Guaranty dated of even date herewith, executed by each Guarantor in favor of Agent and Lenders, as the same may be modified, amended or ratified.
     Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority; and (viii) any Mold or Mold Condition. Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.
     Improvements: The improvements more particularly described in the Plans and Specifications, and offsite improvements and together with any existing improvements not to be demolished.
     In Balance or in balance: As such term is defined in Article 11.
     Including or including: Including but not limited to.
     Indebtedness: With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than sixty (60) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (including guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation.
     Initial Maturity Date: February 16, 2010, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.
     Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.
     Land: As such term is defined in Recital A.
     Late Charge: As such term is defined in Section 4.6.
     Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.
     Leases: The collective reference to all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Agent.
     Lender(s): As defined in the opening paragraph of this Agreement.
     Lender’s Consultant: An independent consulting architect, inspector, and/or engineer designated by Agent in Agent’s sole discretion.
     Lender Default Obligation: As such term is defined in Section 25.5(b).
     Lender Reply Period: As such term is defined in Section 25.6.
     Lien: Any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     LIBOR Business Day: A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.
     LIBOR Rate: For any LIBOR Rate Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Lenders in the London Interbank Market, Agent may select a replacement index.
     LIBOR Rate Interest Period: With respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months, to the extent deposits with such maturities are available to Agent (provided that until such time as Agent gives notice to Borrower that syndication of the Loan has been completed, no LIBOR Rate Interest Period shall exceed one month), commencing on a LIBOR Business Day, as selected by Borrower provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day, (ii) any LIBOR Rate Interest

Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iii) Borrower may not select a LIBOR Rate Interest Period which would end after the Maturity Date.
     LIBOR Rate Margin: The rate per annum indicated in the definition of Applicable Margin as the LIBOR Rate Margin.
     LIBOR Rate Option: As defined in Section 5.1(b).
     Loan: As defined in Recital B.
     Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a) as reduced by principal payments made from time to time.
     Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantors’ obligations in connection with the transaction contemplated hereunder, each as amended.
     Loan Opening Date: The date of the first disbursement of proceeds of the Loan, other than proceeds advanced as of the date of this Agreement for the acquisition of the Project and closing costs.
     Major Subcontractor: Any subcontractor under a Major Subcontract.
     Major Subcontracts: All subcontracts between the General Contractor and any subcontractors and material suppliers which provide for an aggregate contract price equal to or greater than $100,000.00.
     Material Adverse Change or material adverse change: A Material Adverse Change or material adverse change as to Borrower or the Project shall occur if there is a material adverse effect on (a) the business activities, properties, assets, financial condition or results of operations of Borrower, individually or in the aggregate with other events in excess of $1,000,000.00 of value; (b) the ability of Borrower to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder. A Material Adverse Change or material adverse change as to Guarantors shall occur if there is a material adverse effect on (a) the business activities, properties, assets, financial condition or results of operations of any Guarantor and its Subsidiaries considered as a whole, individually or in the aggregate with other events in excess of $10,000,000.00 of value; (b) the ability of any Guarantor to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.
     Maturity Date: The Initial Maturity Date, provided, if Borrower timely satisfies the conditions to extend the term of the Loan pursuant to Section 4.3(b), then the Maturity Date shall be extended to the Extended Maturity Date, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.
     Mold: Surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description.
     Mold Condition: The growth or existence of Mold, in such condition, location or quantity as would, individually or in the aggregate, in the judgment of a qualified environmental engineer, have any material adverse effect on (i) human health or the environment; (ii) the value or condition of the Project; or (iii) the business or financial condition as a whole of the Borrower or the Project.
     Moody’s: Moody’s Investors Service, Inc. and its successors.

     Net Operating Income: For any calendar quarter, the sum of (a) gross income from operations of the Project derived from arm’s length leases with unaffiliated third parties, service fees or charges, (excluding capital gains income derived from the sale of assets and other items of income which the Agent reasonably determines are unlikely to occur in any subsequent period), less (b) operating expenses, including cleaning, utilities, administrative, landscaping, repairs, management fees (equal to the greater of 2% per annum of the aggregate gross revenues from the Project and the actual management fees paid), a capital improvement reserve equal to $0.10 per square foot of Net Rentable Area of the Project (based upon the Net Rentable Area to be in the Project following completion of Construction), and fixed expenses (such as insurance, real estate and other taxes), assuming for each of the foregoing categories of expenses, for any period during which ninety-five percent (95%) of the Net Rentable Area of the Project is not leased and occupied, a ninety-five percent (95%) occupancy level. All operating expenses shall be related to the Project, shall be for services from arm’s length third party transactions or equivalent to the same, and shall exclude all expenses for capital improvements and replacements, debt service and depreciation or amortization of capital expenditures and other similar non-cash items. Income and expenses shall be calculated on an annualized and “normalized” basis (rents shall be straight lined and expenses not payable on a monthly basis (such as taxes and insurance) shall be allocated across an annual period). In the event that actual occupancy shall exceed ninety-five percent (95%), the gross revenues shall be reduced to that level which would be received if occupancy did not exceed ninety-five percent (95%). The vacancy factor to be applied to reduce the calculation of income from the Project shall not be applicable to space leased to Tenants under Qualified Leases (i) which Leases have a term of not less than 10 years and (ii) which Tenants have a Rating of BBB-/Baaa3 or better (for clarification the Net Rentable Area leased to such Tenants shall be subtracted from the total Net Rentable Area of the Project, and the income vacancy factor shall be applied to the balance of the Project).
     Net Rentable Area. With respect to the Project, the floor area of the improvements available for leasing to tenants, the manner of such determination to be reasonably acceptable to Agent.
     Notes: Promissory notes, aggregating the Loan Amount, executed by Borrower and payable to the order of each Lender, in the amount of its respective Commitment, evidencing the Loan.
     Notice: As defined in Article 22.
     Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Lenders or the Agent existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case arising or incurred under this Agreement or any of the other Loan Documents or in respect of any disbursements of the Loan or the Notes or other instruments at any time evidencing any thereof.
     OFAC: Office of Foreign Asset Control of the Department of the Treasury of the United States of America
     OFAC Review Process: That certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loan or any of their members, officers or partners are a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.
     Off-Balance Sheet Obligations: Liabilities and obligations of the Borrower in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Parent Guarantor would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Parent Guarantor’s report on Form 10-Q or Form 10-K (or their equivalents) which Parent Guarantor is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

     OP Credit Agreement: The Senior Secured Revolving Credit Agreement dated as of May 1, 2006, by and among OP Guarantor, Parent Guarantor, KeyBank, individually and as Agent, and the other banks from time to time a party thereto, as the same may be modified, amended or restated.
     OP Guarantor: Republic Property Limited Partnership, a Delaware limited partnership.
     Opening of the Loan or Loan Opening: The first disbursement of Loan proceeds, other than proceeds advanced as of the date of this Agreement for the acquisition of the Project and closing costs.
     Parent Guarantor. Republic Property Trust, a Maryland real estate investment trust.
     Patriot Act Customer Identification Process: That certain customer identification and review process established by the Agent pursuant to the requirements of 31 U.S.C. §5318(1) and 31 C.F.R. §103.121 to verify the identity of all permitted transferees of interests in the Borrower and any assignees of a portion of the Loan hereunder.
     Percentage: With respect to each Lender, the percentage that its Commitment constitutes of the maximum amount of the Loan.
     Permitted Exceptions: Those matters listed on Exhibit B to which title to the Project may be subject at the date of this Agreement and thereafter such other title exceptions as Agent may reasonably approve in writing.
     Person: Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
     Plans and Specifications: Detailed plans and specifications for the Improvements, as approved by Agent pursuant to Section 9.1(f), as modified hereafter with Agent’s prior written approval or as otherwise expressly permitted by this Agreement.
     Pricing Level. Such term shall have the meaning set forth in the definition of Applicable Margin.
     Prime Rate: That interest rate established from time to time by KeyBank National Association as its prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.
     Prime Rate Margin. The rate per annum indicated in the definition of Applicable Margin as the Prime Rate Margin.
     Pro-Forma Debt Service Coverage. The ratio of (a) stabilized net operating income (based on the calculation of the stabilized first year income less expenses of the Project projected in the Appraisal for the Project approved by Agent) to (b) the Total Annual Debt Service.
     Pro-Forma Projection: A pro forma statement of projected income and expenses of the Project.
     Project: The collective reference to (i) the fee simple interest in the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.
     Qualified Leases. A Qualified Lease shall be a Lease with respect to the occupancy of the Project which satisfies each of the following requirements: (i) such Lease is an arm’s-length transaction with a Person not related to or an Affiliate of Borrower or any owner of Borrower or any Person owning a direct or a 5% or greater indirect interest in Borrower; (ii) the annual rent payable under such Lease is not less than ninety five percent (95%) of the pro forma rental rates in the Appraisal for the Project approved by Agent; (iii) such Lease shall have a minimum term of no less than seven (7) years; (iv) the tenant improvement allowance shall be a commercially reasonable amount; (v) such Lease shall be on the form approved by Agent or otherwise approved by Agent or the Required Lenders as required by this Agreement; (vi) such Lease shall be in full force and effect and no default by Borrower, a Tenant or any guarantor shall exist under such Lease which has not been cured within any applicable notice and cure period; and (vii) such Tenant and any guarantor of such Lease shall not be subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation proceeding.
     Rating: The senior unsecured non-credit-enhanced debt rating of a Tenant as determined by S&P and/or Moody’s from time to time.
     Record: The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.
     REIT Status: With respect to Parent Guarantor, its status as a real estate investment trust as defined in §856(a) of the Code.
     Rent Roll. A report prepared by the Borrower showing for the Project its occupancy, lease expiration dates, lease rent, security deposits, and other information as Agent may reasonably require.
     Required Lenders: Lenders holding Percentages aggregating at least sixty-six and two-thirds percent (66.66%).
     Required Permits: Collectively, all applicable building permits, certificates of occupancy, environmental permits, utility permits, land use permits, wetland permits and any other permits, approvals or licenses issued by any Governmental Authority which are required in connection the Construction or operation of the Project.
     Reserve Percentage: For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lenders for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lenders with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.
     Security Documents. The Deed of Trust, the Assignment of Rents, the Environmental Indemnity, the Guaranty, and any other agreement, document or instrument now or hereafter securing the Obligations.
     S&P: Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.
     State: The District of Columbia.
     Subcontracts: Subcontracts for labor or materials to be furnished to the Project.
     Subsidiary. As defined in the OP Credit Agreement.
     Taking: Any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.
     Tax Protest: As defined in Section 3.1(cc).
     Tenant: The tenant under a Lease.
     Tenant Estoppel Certificate. A tenant estoppel certificate which shall be fully completed by the Tenant and which shall be in form and substance satisfactory to Agent.

     Tenant Work. Work that Borrower is obligated to perform pursuant to Leases for individual Tenants in their respective leased premises in the Improvements.
     Title Insurer: Commonwealth Land Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Agent.
     Title Policy: An ALTA Mortgagee’s Loan Title Insurance Policy with extended coverage issued by the Title Insurer insuring the lien of the Deed of Trust as a valid first, prior and paramount lien upon the Project and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions.
     Total Annual Debt Service: The aggregate of debt service payments for a 12 month period on the stated principal amount of the Loan, assuming (i) a per annum interest rate (herein, “Assumed Rate”) equal to the greater of (x) six percent (6.00%), and (y) one and one-quarter percent (1.25%) above the yield on ten year United States Treasury notes as of the close of business on the day preceding the date of calculation, as announced on Bloomberg.com or another reliable source selected by the Agent, and (ii) monthly payments of principal and interest based on an amortization period of thirty (30) years.
     Transfer: Any sale, transfer, lease (other than a Lease approved by Agent or which is permitted by the terms of this Agreement), conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation or other disposition of (a) all or any portion of the Project or any portion of any other security for the Loan, (b) all or any portion of the Borrower’s right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the Loan, or (c) any interest in Borrower or any interest in any entity which directly or indirectly holds an interest in, or directly or indirectly controls, Borrower.
     Unavoidable Delay: Any delay in the construction of the Project, caused by natural disaster, fire, earthquake, floods, explosion, extraordinary adverse weather conditions, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes or lockouts (but not as a result of disputes with or actions by a Tenant) for which Borrower has notified Agent in writing.
     Voting Interests: Shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
2.2 Other Definitional Provisions.
     All terms defined in this Agreement shall have the same meanings when used in the Notes, Deed of Trust, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.
ARTICLE 3
BORROWER’S REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties.
     To induce Agent and Lenders to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Agent and Lenders as follows:
     (a) Borrower has good and marketable fee simple title to the Project, subject only to the Permitted Exceptions.
     (b) Except as previously disclosed to Agent in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or any Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, any Guarantor or the Project. There are no Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.
     (c) Borrower is a duly organized and validly existing Delaware limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower.
     (d) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or any Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Deed of Trust, Assignment of Leases and Rents and the filing of UCC 1 Financing Statements and as to the performance of Borrower’s Construction obligations hereunder, the issuance of the building permit for the Construction, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or such Guarantor or which have been obtained as of any date on which this representation is made or remade.
     (e) The execution, delivery and performance of this Agreement, the execution and payment of the Notes and the granting of the Deed of Trust and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect the Project, any part thereof, any interest therein, or the use thereof; provided that Borrower may not commence Construction until the issuance of a building permit.
     (f) There is no default under this Agreement, or any of the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.
     (g) (i) No Taking of any portion of the Project, (ii) no Taking or relocation of any roadways abutting the Project, (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority, and (iv) neither the Project nor any part thereof is now materially damaged or injured as result of any fire, explosion, accident, flood or other casualty (it being acknowledged that in connection with the Construction there shall be demolition work to the existing shell).
     (h) The amounts set forth in the Budget present a full and complete itemization by category of all costs, expenses and fees which Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay to complete the Construction and operate the Project (until the Project achieves breakeven operations). Borrower is unaware of any other such costs, expenses or fees which are material and are not covered by the Budget.
     (i) Neither the construction of the Improvements nor the use of the Project when completed and the contemplated accessory uses will violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting the Project or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to construct or to use the Project is to any extent dependent upon or related to any real estate other than the Land. All Governmental Approvals required for the Construction in accordance with the Plans and Specifications have been obtained or will be obtained prior to the Loan Opening, except for those approved by Agent, and all Laws relating to the Construction and operation of the Improvements have been complied with and all permits and licenses required for the operation of the Project which cannot be obtained until the Construction is completed can be obtained if the Improvements are completed in accordance with the Plans and Specifications.
     (j) The Project will have adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws. No such utility services are subject to any moratorium, or, to the best of Borrower’s knowledge, would be subject to any threatened moratorium, imposed by any authority having jurisdiction.
     (k) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.
     (l) (i) The Borrower has furnished to Agent: (a) the consolidated balance sheet of Parent Guarantor and its Subsidiaries as of September 30, 2006 and the related consolidated statement of income and cash flow for the calendar year then ended certified by the chief financial or accounting officer of Parent Guarantor, (b) as of the date of this Agreement, an unaudited statement of Net Operating Income for the Project for the period ending December 31, 2007 reasonably satisfactory in form to the Agent and certified by the chief financial or accounting officer of Parent Guarantor as fairly presenting the Net Operating Income for such property for such period, and (c) certain other financial information relating to the Borrower, the Guarantors and the Project. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of Parent Guarantor and its Subsidiaries as of such dates and the consolidated results of the operations of Parent Guarantor and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of the OP Guarantor, Parent Guarantor or any of their respective Subsidiaries or Borrower involving material amounts not disclosed in said financial statements and the related notes thereto.
          (ii) Since September 30, 2006 or the date of the most recent financial statements delivered pursuant to the Loan Documents, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of any Guarantor and their respective Subsidiaries taken as a whole or of Borrower as shown on or reflected in the consolidated balance sheet of the Parent Guarantor as of September 30, 2006 or the balance sheet of Borrower as of the date of this Agreement, or its consolidated (as applicable) statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Change.
     (m) Except as disclosed by Borrower to Agent in writing, (i) the Project is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of construction, maintenance and operation of the Project, is free of all Hazardous Material other than de minimis quantities used in the ordinary course of business of the Project and is in compliance with all applicable Laws; (ii) neither Borrower nor, to the best knowledge of Borrower, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Project, or any part thereof, and the Project has never been used (whether by Borrower or, to the best knowledge of Borrower, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Project nor Borrower is subject to any existing, pending, or, to the best of Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority, and the Project is not subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Material of any sort on, under or affecting the Project.
     (n) The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.
     (o) Except for Leases which have been provided to and approved by Agent in writing or which are not required to be approved by Agent or the Required Lenders hereunder, Borrower and its agents have not entered into any Leases, subleases or other arrangements for occupancy of space within the Project. True, correct and complete copies of all Leases, as amended, have been delivered to Agent. All Leases are in full force and effect. Neither Borrower nor any Tenant is in default under any Lease and Borrower has disclosed to Agent in writing any material default by the Tenant under any Lease.
     (p) When the Construction is completed in accordance with the Plans and Specifications, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Project.

     (q) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.
     (r) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.
     (s) Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.
     (t) Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Article 22 (although the Borrower may also maintain an office at the Project).
     (u) Borrower’s place of formation or organization is the State of Delaware. As of the date of this Agreement, the OP Guarantor is the sole member of the Borrower.
     (v) All statements set forth in the Recitals are true and correct.
     (w) Neither Borrower nor any Guarantor is (or will be) a person with whom Lenders are restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide the Lenders with any additional information that the Lenders deem necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.
     (x) The execution and delivery of this Agreement and the other Loan Documents to which the Borrower or the Guarantors are to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     (y) The Project is not owned or operated under or by reference to any registered or protected trademark, tradename, servicemark or logo.
     (z) None of the Borrower or Guarantors is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
     (aa) The Plans and Specifications and construction of the Project pursuant thereto and the use and occupancy of the Project contemplated thereby do not violate any existing Leases.
     (bb) Each of the contracts for construction of the Project is in full force and effect and the Borrower and the other parties thereto are in compliance with their respective obligations therein.
     (cc) There are no unpaid or outstanding real estate or other taxes or assessments on or against the Project or any part thereof which are payable by the owner thereof. Except for the protest or reduction proceeding filed by Borrower’s predecessor-in-interest with respect to real estate taxes assessed against the Project for the fiscal year October 1, 2006 to September 30, 2007 (the “Tax Protest”), no abatement proceedings are pending with reference to any real estate taxes assessed against the Project. To the best of Borrower’s knowledge, there are no betterment assessments or other special assessments presently pending with respect to any part of the Project, and the Borrower has received no written notice of any such special assessment being contemplated.
     (dd) The Borrower has received no notice of, and otherwise has no knowledge of, any violation of any applicable agreement affecting the Borrower or the Project.
     (ee) The Borrower has furnished the Agent with true and complete sets of the Plans and Specifications to date. The Plans and Specifications so furnished to the Agent comply (and the Improvements when constructed in substantial accordance with the Plans and Specifications will likewise comply) with all Laws, all Government Approvals, and all restrictions, covenants, easements and other agreements affecting the Project, and have been approved by the Tenants to the extent required under the Leases and on or before the Opening of the Loan by each Governmental Authority only to the extent required for construction of the Improvements.
     (ff) The Budget accurately reflects all Budget Line Items as of the date thereof or as of the date of any amendments thereto, as applicable.
     (gg) The Borrower has not received any written notice from any insurer or its agent requiring performance of any work with respect to the Land or the Improvements or canceling or threatening to cancel any policy of insurance, and the Project complies with the requirements of the Borrower’s and General Contractor’s insurance carriers, as applicable.
     (hh) As of the date of this Agreement and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.
     (ii) All of the representations and warranties made by or on behalf of the Borrower or the Guarantors in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and none of the Borrower or the Guarantors has failed to disclose such information as is necessary to make such representations and warranties not misleading.
3.2 Survival of Representations and Warranties.
     Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, and, except for matters which have been disclosed by Borrower and approved by Required Lenders in writing, will be true at the Loan Opening and at all times thereafter. Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request. It shall be a condition precedent to the initial advance upon the execution of this Agreement, the Loan Opening and each subsequent disbursement that each of said representations and warranties is true and correct as of the date of such requested disbursement as deemed modified in accordance with the disclosures made and approved as aforesaid. Each disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement as deemed modified in accordance with the disclosures made and approved as aforesaid. In addition, at Agent’s request, Borrower shall reaffirm such representations and warranties as deemed modified in accordance with the disclosures made and approved as aforesaid in writing prior to each disbursement hereunder.
ARTICLE 4
LOAN AND LOAN DOCUMENTS
4.1 Agreement to Borrow and Lend; Lenders’ Obligation to Disburse.

     Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lenders and Lenders agree to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrower shall be several (and not joint and several) and shall be limited to its Percentage of the Loan and of each advance.
     (a) The principal amount of the Loan shall not exceed the lesser of (a) Seventy-Four Million and No/100 Dollars ($74,000,000.00), (b) 70% of the Appraised Value of the Project as set out in the Appraisal, (c) 75% of the total cost of the Project as set out in the Budget approved by Agent hereunder, or (d) the maximum principal amount as will result in a Pro Forma Debt Service Coverage of at least 1.20 to 1. If after the date of this Agreement, the Lenders determine that the Appraised Value of the Project is such that the Loan Amount exceeds seventy percent (70%) of the Appraised Value of the Project, then the Loan Amount shall be reduced to not greater than 70% of the Appraised Value of the Project (or such lesser amount as provided in this Agreement), and Borrower shall be required to provide evidence reasonably satisfactory to Agent that Borrower has invested cash equity in the Project so that the Loan is deemed In Balance.
     (b) Lenders agree, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Opening and provided the Loan is In Balance, no Material Adverse Change has occurred with respect to Borrower, any Guarantor, or the Project and no default or Event of Default has occurred and is continuing hereunder, to open the Loan to reimburse Borrower for or to pay for a portion of the costs incurred by Borrower in connection with the acquisition and development of the Project and the construction of the Improvements, to the extent provided for in the Budget. Notwithstanding anything in this Agreement to the contrary, the initial advance as of the date of this Agreement shall be limited to the purchase price of the Land, and no other disbursements other than disbursements from the interest reserve shall be made until the conditions to the Opening of the Loan have been satisfied.
     (c) After the Opening of the Loan, Borrower shall be entitled to receive further successive disbursements of the proceeds of the Loan in accordance with Articles 9, 12 and 13 within ten (10) Business Days after compliance with all conditions precedent thereto, provided that (i) the Loan remains In Balance; (ii) Borrower has complied with all conditions precedent to disbursement from time to time including the requirements of Section 3.2 and Articles 8, 9, 12 and 13; (iii) no Material Adverse Change has occurred with respect to Borrower, any Guarantor, or the Project and (iv) no Event of Default and no default exists hereunder or under any other Loan Document.
     (d) To the extent that Agent or any Lender may have acquiesced in noncompliance with any requirements precedent to the initial advance, the Opening of the Loan or precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Agent or Lenders, and Agent and Lenders may at any time after such acquiescence require Borrower to comply with all such requirements.
     (e) Notwithstanding anything in this Agreement to the contrary, as of the date of this Agreement the Lenders shall disburse to Borrower the amount of $61,750,000.00 for the payment of the purchase price of the Land. On or before the date that is one (1) Business Day after the date of this Agreement, Borrower shall pay to Agent for the account of the Lenders as a principal prepayment of the Loan the sum of $30,457,729.50. Following such prepayment, such amount shall be available to be reborrowed under this Agreement for the purposes set forth in this Agreement.
4.2 Loan Documents.
     Borrower agrees that it will, on or before the date of this Agreement, execute and deliver or cause to be executed and delivered to Lenders the following documents in form and substance acceptable to Agent:
     (a) The Loan shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit C attached hereto and made a part hereof, dated of even date with this Agreement and completed with appropriate insertions.

     (b) The Deed of Trust.
     (c) The Assignment of Rents.
     (d) The Guaranty.
     (e) The Environmental Indemnity.
     (f) A collateral assignment of construction documents, including, without limitation, the General Contract, all architecture and engineering contracts, Plans and Specifications, permits, licenses, approvals and development rights, together with consents to the assignment and continuation agreements from the General Contractor, the architect and other parties reasonably specified by Agent.
     (g) Such UCC financing statements as Agent determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.
     (h) Such other documents, instruments or certificates as Agent and its counsel may reasonably require, including such documents as Agent in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.
4.3 Term of the Loan.
     (a) All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date. All references herein to the Maturity Date shall mean the Initial Maturity Date, provided that Borrower shall have the right to extend the Maturity Date for one (1) additional twelve (12) month term (the “Extension Option”), thereby extending the Maturity Date to the twelve (12) month anniversary of the Initial Maturity Date (the “Extended Maturity Date”).
     (b) Borrower may only exercise the Extension Option upon satisfying the following conditions:
          (i) Borrower shall have delivered to Agent written notice of such election no earlier than ninety (90) days and no later than thirty (30) prior to the Initial Maturity Date;
          (ii) There must be no material adverse change in Borrower’s or any Guarantor’s financial condition;
          (iii) Construction of the Improvements has been completed in accordance with all requirements of this Loan Agreement including, without limitation, the Completion Conditions, and a final certificate of occupancy has been issued (it being acknowledged that with respect to any portion of the Project to be occupied by a Tenant which has not been leased, Borrower shall deliver a shell certificate of occupancy);
          (iv) Such notice is accompanied by an extension fee in the amount of 15 basis points (0.15%) of the Loan Amount;
          (v) No Event of Default and no Default shall exist;
          (vi) The Debt Service Coverage is not less than 1.25: 1.00 (and Borrower shall have delivered to the Agent a Certificate of Compliance so certifying); and
          (vii) The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof as deemed modified in accordance with the disclosures made and approved as set forth in Section 3.2 above shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date Borrower gives notice of its desire to exercise the Extension Option and on the Initial Maturity Date.

Any unfunded portion of the Loan which is to be used to fund Tenant Work, tenant allowances or leasing commissions after the initial Maturity Date shall be included in the Loan Amount for the purposes of Section 4.3(b)(iv) and (vi).
4.4 Prepayments.
     Borrower shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, at any time, upon not less than three (3) days’ prior written notice to Agent. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all Breakage Costs.
4.5 Required Principal Payments.
     All principal shall be paid on the Maturity Date.
4.6 Late Charge.
     Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) of four percent (4%) per annum of said amount, which payment shall be in addition to all of Agent’s and Lenders’ other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.
4.7 Funds for Payment.
     All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loan and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.
4.8 Notes.
     One Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s respective Commitment or, if less, the outstanding amount of all disbursements of the Loan made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of disbursements of the Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such disbursement or (as the case may be) the receipt of such payment. The outstanding amount of the Loan set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.
4.9 No Setoff.
     All payments by the Borrower to Agent for the account of the Lenders or Agent hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.

ARTICLE 5
INTEREST
5.1 Interest Rate.
     (a) The Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable. The Adjusted Base Rate shall be the “Applicable Rate”, except that the Adjusted LIBOR Rate shall be the “Applicable Rate” with respect to portions of the Loan as to which a LIBOR Rate Option is then in effect. For each disbursement of proceeds of the Loan, Borrower shall deliver to Agent irrevocable notice (which may be (A) verbal notice provided that Borrower delivers to Agent facsimile confirmation within twenty four (24) hours of such verbal notice or (B) electronic mail notice within twenty four (24) hours of such verbal notice) of the requested amount of such disbursement (x) if such disbursement is to bear interest at the Adjusted Base Rate, not later than 11:00 a.m. Cleveland time on the second Business Day prior to the desired date of disbursement and (y) if such disbursement is to bear interest at an Adjusted LIBOR Rate, not later than 11:00 a.m. Cleveland time on the third Business Day prior to the desired date of disbursement. Borrower shall pay interest in arrears on the first day of every calendar month in the amount of all interest accrued and unpaid.
     (b) Provided that no Event of Default exists, Borrower shall have the option (the “LIBOR Rate Option”) to elect from time to time in the manner and subject to the conditions hereinafter set forth an Adjusted LIBOR Rate as the Applicable Rate for all or any portion of the Loan which would otherwise bear interest at the Adjusted Base Rate.
     (c) The only manner in which Borrower may exercise the LIBOR Rate Option is by giving Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile confirmation in the form of Exhibit E attached hereto within twenty-four (24) hours) of such exercise not later than 11:00 a.m. Cleveland time on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period, which written notice shall specify: (i) the portion of the Loan with respect to which Borrower is electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Rate Interest Period is to commence and (iii) the duration of the applicable LIBOR Rate Interest Period. The Applicable Rate for any portion of the Loan with respect to which Borrower has elected the LIBOR Rate Option shall revert to the Adjusted Base Rate as of the last day of the LIBOR Rate Interest Period applicable thereto (unless Borrower again exercises the LIBOR Rate Option for such portion of the Loan). Agent shall be under no duty to notify Borrower that the Applicable Rate on any portion of the Loan is about to revert from an Adjusted LIBOR Rate to the Adjusted Base Rate. The LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the Loan equal to or in excess of $1,000,000. At no time may there be more than six (6) LIBOR Rate Interest Periods in effect with respect to the Loan. Notwithstanding the foregoing, if Borrower shall elect a LIBOR Rate Option, only so much of the outstanding principal amount of the Loan as would not become due and payable during the applicable LIBOR Rate Interest Period shall accrue interest at the Adjusted LIBOR Rate and the remaining principal balance shall accrue interest at the Adjusted Base Rate.
     (d) If Agent determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loan for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lenders of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Agent shall so notify Borrower and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Base Rate until such time as the situations described above are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.

     (e) Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year (or a 365-day year in the case that the Adjusted Base Rate shall be the Applicable Rate), including the first date of the applicable period to, but not including, the date of repayment. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.
     (f) Borrower shall pay all Breakage Costs incurred from time to time by Lenders upon demand within fifteen (15) Business Days of receipt of written notice from Agent.
     (g) If the introduction of or any change in any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for any Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then (1) Agent shall notify Borrower that Lenders are no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Rate Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Base Rate, and (4) Borrower shall pay to Agent the amount of Breakage Costs (if any) incurred by Lenders in connection with such conversion. Thereafter, Borrower shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described herein is no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a LIBOR Rate Interest Period.
     (h) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. The Borrower agrees to pay an effective rate of interest that is the sum of the applicable rate as stated in this Agreement plus any additional rate of interest resulting from any charges of interest or in the nature of interest paid or to be paid in connection with any of the Loan Documents. This Section shall control all agreements between or among the Borrower, the Guarantor, the Lenders and the Agent.
5.2 [Intentionally Omitted.]
ARTICLE 6
COSTS OF MAINTAINING LOAN
6.1 Increased Costs and Capital Adequacy.
     (a) Borrower recognizes that the cost to Lenders of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Agent additional amounts to compensate Lenders for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:
          (i) any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to any Lender (other than taxes imposed on all or any portion of the overall net income or receipts of any Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (which includes the Loan or any applicable portion thereof) (provided, however, that Borrower shall not be charged again the Reserve Percentage already accounted for in the definition of the Adjusted LIBOR Rate), or (C) imposing on any Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to any Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by any Lender under the Loan Documents; or
          (ii) the maintenance by a Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).
     (b) If the application of any Law, rule, regulation or guideline adopted or arising out of the report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loan outstanding.
     (c) Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.1 shall be paid within fifteen (15) days of receipt by Borrower of a certificate signed by an authorized officer of Agent setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of a Lender’s right to demand payment of such amount for any subsequent or prior period. Agent shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Agent so to notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.
6.2 Borrower Withholding.
     If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of a Lender or any franchise tax imposed on a Lender), duties or other charges from any payment due under the Notes to the maximum extent permitted by law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, such Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.
ARTICLE 7
LOAN EXPENSE AND ADVANCES
7.1 Loan and Administration Expenses.
     Borrower unconditionally agrees to pay all expenses of the Loan, including all amounts payable pursuant to Sections 7.2, 7.3 and 7.4 and any and all other fees owing to Agent or Lenders pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage, intangible or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all fees and disbursements of Lender’s Consultant, all appraisal fees, insurance consultant’s fees, environmental consultant’s fees, travel related expenses and all costs and expenses incurred by Agent and Lenders in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lenders hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Notes or any portion thereof is not paid in full when and as due, all costs and expenses of Agent and Lenders (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and in attempting to realize on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Agent and Lenders harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.
7.2 Fees.
     The Borrower shall pay to KeyBank certain fees in connection with the Loan as provided pursuant to a separate fee letter dated January 24, 2007 between OP Guarantor and KeyBank, which fees shall be fully earned and non-refundable when paid. All such fees shall be solely for the account of KeyBank as provided in such agreement.
7.3 [Intentionally Omitted.]
7.4 Agent’s Attorneys’ Fees and Disbursements.
     Borrower agrees to pay Agent’s attorneys’ fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication, amendment, and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.
7.5 Time of Payment of Fees and Expenses.
     Borrower shall pay all expenses and fees incurred by Agent as of the date of this Agreement, upon the execution and delivery of this Agreement. Borrower shall from time to time pay within fifteen (15) days of request, the reasonable fees and expenses of the Agent in connection with the satisfaction of the requirements to the Opening of the Loan. At the time of the Opening of the Loan, Lenders may pay from the proceeds of the disbursement of the Loan all Loan expenses and all fees payable to Agent or Lenders. Agent may require the payment of Agent’s outstanding fees and expenses as a condition to any disbursement of the Loan. Agent is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Agent for all Loan expenses and fees (whether or not, at such time, there may be any undisbursed amounts of the Loan allocated in the Budget for the same).
7.6 Expenses and Advances Secured by Loan Documents.
     Any and all advances or payments made by Lenders under this Article 7 from time to time, and any amounts expended by Agent pursuant to Section 20.1(a), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Notes and secured by the Deed of Trust and the other Loan Documents.
7.7 Right of Lenders to Make Advances to Cure Borrower’s Defaults.
     In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable notice and/or grace periods, except in the event of an emergency or other exigent circumstances), Agent may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Agent in so doing and shall constitute additional indebtedness evidenced by the Notes and secured by the Deed of Trust and the other Loan Documents and shall bear interest at the Default Rate.
ARTICLE 8
NON CONSTRUCTION REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN
8.1 Non-Construction Conditions Precedent.
     Borrower agrees that Lenders’ obligation to make the initial advance of the Loan and thereafter to make further disbursements of proceeds thereof is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Agent in its reasonable discretion:
     (a) Equity: Borrower shall have provided evidence reasonably satisfactory to Agent that Borrower’s cash equity invested in the Project is not less than the difference between the total Project cost as set forth in the Budget and the maximum Loan Amount; provided, however, in no event shall Borrower’s cash equity in the Project be less than (x) twenty-five percent (25%) of the total cost of the Project as set out in the Budget approved by Agent hereunder, or (y) $32,147,570.00. Borrower’s cash equity must be either (i) deposited with the Agent on or prior to the date of this Agreement and disbursed prior to the first disbursement of Loan proceeds or (ii) used to pay direct Project costs approved by Agent with evidence of payment delivered to Agent prior to the first disbursement of Loan proceeds.
     (b) [Intentionally Omitted].
     (c) Tenant Estoppels: Borrower shall have delivered to Agent Tenant Estoppel Certificates from such Tenants as Agent shall require;
     (d) [Intentionally Omitted].
     (e) Title and Other Documents: Borrower shall have furnished to Agent the Title Policy, together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Project or the use thereof;
     (f) Survey: Borrower shall have furnished to Agent a ALTA/ACSM “Class A” Land Title Survey of the Project reasonably satisfactory to Agent. Said survey shall be dated no earlier than ninety (90) days prior to the date of this Agreement. Such survey shall be sufficient to permit issuance of the Title Policy in the form required by this Agreement. Such survey shall include the legal description of the Land;
     (g) Insurance Policies: Borrower shall have furnished to Agent not less than ten (10) days prior to the date of this Agreement policies or binders evidencing that insurance coverages are in effect with respect to the Project and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit F, for which the premiums have been fully prepaid with endorsements satisfactory to Agent.
     (h) [Intentionally Omitted].
     (i) Utilities: Borrower shall have furnished to Agent (by way of utility letters or otherwise) evidence establishing to the satisfaction of Agent that the Project when constructed will have adequate water supply, storm and sanitary sewerage facilities, telephone, gas, electricity, fire and police protection, means of ingress and egress to and from the Project and public highways and any other required public utilities and that the Project is benefited by insured easements as may be required for any of the foregoing;

     (j) Attorney Opinions: Borrower shall have furnished to Agent an opinion from counsel for Borrower and Guarantors covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Agent shall require;
     (k) Appraisal: Agent shall have received the Appraisal and the Appraised Value shall be such that the Loan Amount does not exceed 70% of the Appraised Value. If the Appraisal has not been approved by all the Lenders and the Appraised Value determined by all of the Lenders prior to the date of this Agreement, then the Lenders shall have a reasonable amount of time after receipt of the Appraisal to approve the Appraised Value.
     (l) Searches: Borrower shall have furnished to Agent current searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;
     (m) Financial Statements: Borrower shall have furnished to Agent current annual financial statements of Borrower, the Guarantors and such other persons or entities connected with the Loan as Agent may request, each in form and substance and certified by such individual as acceptable to Agent. Borrower and the Guarantors shall provide such other additional financial information Agent reasonably requires;
     (n) Pro Forma Projection: Borrower shall have furnished to Agent a Pro Forma Projection covering the succeeding five year period;
     (o) Management Agreements: Borrower shall have delivered to Agent executed copies of any leasing, management and development agreements entered into by Borrower in connection with the Construction and/or the operation of the Project;
     (p) Flood Hazard: Agent has received evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Agent in its sole discretion;
     (q) Zoning: If the Title Policy does not include a zoning endorsement, Borrower shall have furnished to Agent a legal opinion or zoning letter as to compliance of the Project with zoning and similar laws;
     (r) Organizational Documents: Borrower shall have furnished to Agent proof satisfactory to Agent of authority, formation, organization and good standing in the State of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including Borrower and each Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower and each Guarantor shall also provide certified resolutions in form and content satisfactory to Agent, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Agent may reasonably require to evidence the authority of the persons executing the Loan Documents;
     (s) No Defaults: There shall be no uncured Default or Event of Default by Borrower hereunder;
     (t) Easements: Borrower shall have furnished to Agent all easements reasonably required for the construction, maintenance or operation of the Project, if any, and such easements shall be insured by the Title Policy;
     (u) Pro Forma Debt Service Coverage: Agent shall have received evidence reasonably satisfactory to Agent that the Pro Forma Debt Service Coverage for the Project is greater than or equal to 1.20:1;
     (v) The Environmental Report. Borrower shall have delivered to Agent the Environmental Report, which shall, at a minimum, (a) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at the Project, except as acceptable to Agent in its sole and absolute discretion, (b) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Project, including the results of leak detection tests for each underground storage tank located at the Project, if any, (c) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (d) confirm that any prior removal of Hazardous Material or underground storage tanks from the Project was completed in accordance with applicable Laws, and (e) confirm whether or not the Land is located in a wetlands district;
     (w) Rent Roll: Borrower shall have furnished to Agent a certified copy of the Rent Roll;
     (x) Standard Form Tenant Lease. Borrower shall furnish Agent its standard form lease for the Project; and
     (y) Additional Documents: Borrower shall have furnished to Agent such other materials, documents, papers or requirements regarding the Project, the Leases, Borrower and any Guarantor as Agent shall reasonably request.
ARTICLE 9
CONSTRUCTION REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN
9.1 Required Construction and Other Documents.
     Borrower shall cause to be furnished to Agent the following, in form and substance satisfactory to Agent and Lender’s Consultant in all respects, for Agent’s approval in its reasonable discretion prior to the Opening of the Loan:
     (a) Fully executed copies of the following, each satisfactory to Agent and Lender’s Consultant in all respects: (i) a fixed or guaranteed maximum price General Contract; (ii) Major Subcontracts executed prior to the Opening of the Loan; and (iii) all contracts with architects and engineers;
     (b) A schedule of values, including a trade payment breakdown, setting forth a description of all contracts let by Borrower and/or the General Contractor for the design, engineering, construction and equipping of the Improvements;
     (c) An initial sworn statement of the General Contractor, approved by Borrower, Architect and Lender’s Consultant covering all work done and to be done, together with lien waivers covering all work and materials for which payments have been made by Borrower prior to the Loan Opening;
     (d) Bonds in favor of Agent guaranteeing all of the obligations of each Major Subcontractor under each Major Subcontract;
     (e) Copies of each of the Required Permits, except for those Required Permits, approvals or licenses for operation of the Project which cannot be issued until completion of Construction, in which event such Required Permits will be obtained by Borrower on a timely basis in accordance with all recorded maps and conditions, and applicable building, land use, zoning and environmental codes, statutes and regulations and will be delivered to Agent at the earliest possible date. In all events the Required Permits to be delivered prior to the Opening of the Loan shall include full building permits.
     (f) Full and complete detailed Plans and Specifications for the Improvements in duplicate, prepared by the Architect;
     (g) The Construction Schedule;
     (h) The Engineering Report;
     (i) A report from Lender’s Consultant which contains an analysis of the Plans and Specifications, the Budget, the Construction Schedule, the General Contract, all subcontracts then existing and the Engineering Report.

Such report shall be solely for the benefit of Agent and each Lender and contain (i) an analysis satisfactory to Agent demonstrating the adequacy of the Budget to complete the Project and (ii) a confirmation that the Construction Schedule is realistic. Lender’s Consultant shall monitor construction of the Project and shall visit the Project at least one (1) time each month, and shall certify as to amounts of construction costs for all requested fundings;
     (j) The Architect’s Certificate in favor of Agent, executed by the Architect;
     (k) [Intentionally Omitted.]
     (l) Such consents to the assignment to Agent of the General Contract, the contract with the Architect and any other contracts relating to the construction, and such amendments to the Security Documents as Agent may reasonably require to reflect such assignments;
     (m) Certification from an engineer or other professional acceptable to Agent in a form acceptable to Agent confirming that any wetlands located on the Land will not preclude the development of the Project;
     (n) Subordination, non-disturbance and attornment agreements from such existing Tenants as Agent shall require in form acceptable to Agent;
     (o) A report or written confirmation from an inspecting architect or engineer reasonably acceptable to Agent satisfactory in form and content to the Agent, dated or updated not more than three (3) months prior to the Opening of the Loan, addressing such matters as the Agent may reasonably require, including without limitation that the condition of the existing Improvements is good, that all existing Improvements were constructed and completed in a good and workmanlike manner, that the existing Improvements satisfy all applicable building, zoning and handicapped access laws applicable thereto, and whether or not the Project is a conforming use under applicable zoning laws,
     (p) Written easements, agreements or permits from owners of adjoining property or right of way as may be necessary to permit the construction of the Project or the usage or storage of equipment or materials; and
     (q) Such other papers, materials and documents as Agent may require with respect to the Construction.
ARTICLE 10
BUDGET AND CONTINGENCY FUND
10.1 Budget.
     Disbursement of the Loan shall be governed by the Budget for the Project, in form and substance acceptable to Agent in Agent’s reasonable discretion. The Budget shall specify the amount of cash equity invested in the Project, and all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Project. The Budget shall include, in addition to the Budget Line Items described in Section 10.2 below, the Contingency Fund described in Section 10.3 below, and amounts satisfactory to Agent for soft costs and other reserves acceptable to Agent. The initial Budget is attached hereto as Exhibit H and made a part hereof. Once the Budget is approved by Lenders all changes to the Budget shall in all respects be subject to the prior written approval of Agent.
10.2 Budget Line Items.
     The Budget shall include as line items (“Budget Line Items”), to the extent determined to be applicable by Agent in its reasonable discretion, the cost of all labor, materials, equipment, fixtures and furnishings needed for the completion of the Construction, and all other costs, fees and expenses relating in any way whatsoever to the Construction of the Improvements, leasing commissions, tenant improvements and tenant allowances, operating deficits, real estate taxes, and all other sums due in connection with Construction and operation of the Project, the

Loan, and this Agreement. Borrower agrees that all Loan proceeds disbursed by Agent shall be used only for the Budget Line Items for which such proceeds were disbursed.
     Borrower shall have the right to reallocate cost savings effected by final change order or other appropriate final documentation to other Budget Line Items subject to Agent’s prior written consent not to be unreasonably withheld.
     Subject to Borrower’s reallocation rights under this Section 10.2 and Section 10.3 below, Lenders shall not be obligated to disburse any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item. Borrower shall pay as they become due all amounts set forth in the Budget with respect to costs to be paid for by Borrower.
10.3 Contingency Fund.
     The Budget shall contain a Budget Line Item designated for the Contingency Fund. Borrower may at any time reallocate fifty percent (50%) of the Contingency Fund without the prior approval of the Agent. Of the remaining fifty percent (50%) of the Contingency Fund, Borrower may, without the prior approval of Agent, reallocate the balance of such funds pro rata based on the percentage of completion of Construction (provided that any hard cost contingency may only be reallocated for hard costs, not soft costs). Any additional request to reallocate funds from the Contingency Fund shall be subject to Agent’s written approval in its reasonable discretion.
     Borrower agrees that the decision with respect to utilizing portions of the Contingency Fund in order to keep the Loan “In Balance” shall be made by Agent in its reasonable discretion, and that Agent may require Borrower to make a Deficiency Deposit even if funds remain in the Contingency Fund.
10.4 Optional Method for Payment of Interest.
     For Borrower’s benefit, the Budget includes a Budget Line Item for interest payments on the Loan. Borrower hereby authorizes Agent from time to time, for the mutual convenience of Lenders and Borrower, to disburse Loan proceeds to pay all the then accrued interest on the Notes, regardless of whether Borrower shall have specifically requested a disbursement of such amount (and any such advance made without the submission by Borrower of a disbursement request shall bear interest at the Adjusted Base Rate). Any such disbursement, if made, shall be added to the outstanding principal balance of the Notes and shall, when disbursed, bear interest at the Applicable Rate. The authorization hereby granted, however, shall not obligate Agent to make disbursements of the Loan for interest payments (except upon Borrower’s qualifying for and requesting disbursement of that portion of the proceeds of the Loan allocated for such purposes in the Budget) nor prevent Borrower from paying accrued interest from its own funds.
ARTICLE 11
SUFFICIENCY OF LOAN
11.1 Loan In Balance.
     Anything contained in this Agreement contained to the contrary notwithstanding, it is expressly understood and agreed that in Agent’s reasonable discretion the Loan shall at all times be “In Balance”, on a Budget Line Item and an aggregate basis. A Budget Line Item shall be deemed to be “In Balance” only if Agent in its reasonable discretion determines that the amount of such Budget Line Item is sufficient for its intended purpose. The Loan shall be deemed to be “In Balance” in the aggregate only when the total of the undisbursed portion of the Loan less the Contingency Fund which Borrower may not reallocate pursuant to Section 10.3 without Agent’s approval (subject to Borrower’s reallocation rights under Section 10.3), equals or exceeds the aggregate of (a) the costs required to complete the construction of the Project in accordance with the Plans and Specifications and the Budget, including, without limitation, all Tenant Work required to be performed by Borrower or tenant allowances to be paid for by Borrower under Leases or reasonably anticipated for unleased space; (b) the amounts to be paid as retainages to persons who have supplied labor or materials to the Project; and (c) all other hard and soft costs not yet paid for in connection with the Project, as such costs and amounts described in clauses (a), (b) and (c) may be estimated and/or approved in writing by Agent from time to time. Borrower agrees that if for any reason, in Agent’s reasonable discretion, the amount of such undistributed Loan proceeds shall at any time be or become insufficient for such purpose regardless of how such condition may be caused, Borrower will, within ten (10) days after written request by Agent, deposit the deficiency with Agent (“Deficiency Deposit”). The Deficiency Deposit shall first be exhausted before any further disbursement of Loan proceeds shall be made. Lenders shall not be obligated to make any Loan disbursements if and for as long as the Loan is not “In Balance”.
ARTICLE 12
CONSTRUCTION PAYOUT REQUIREMENTS
12.1 Applicability of Sections.
     The provisions contained in this Article 12 shall apply to the Opening of the Loan and to all disbursements of proceeds during Construction.
12.2 Monthly Payouts.
     After the Opening of the Loan, further disbursements shall be made during Construction from time to time as the Construction progresses, but no more frequently than once in each calendar month. At Agent’s option following an Event of Default, disbursements may be made by Agent into an escrow and subsequently disbursed to Borrower by the Title Insurer. If such option is exercised, those Loan proceeds shall be deemed to be disbursed to Borrower from the date of deposit into that escrow and interest shall accrue on those proceeds from that date, regardless of the date such proceeds are released by the Title Insurer.
12.3 Documents to be Furnished for Each Disbursement.
     As a condition precedent to each disbursement of the Loan proceeds (including the initial disbursement at the Opening of the Loan), Borrower shall furnish or cause to be furnished to Agent the following documents covering each disbursement, in form and substance satisfactory to Agent:
     (a) A completed Borrower’s Certificate in the form of Exhibit I attached hereto and made a part hereof and a completed Soft and Hard Cost Requisition Form in the form of Exhibit J attached hereto and made a part hereof, each executed by the Authorized Representative;
     (b) A completed standard AIA Form G702 and Form G703 signed by the General Contractor and the Project Architect, together with General Contractor’s sworn statements and unconditional waivers of lien, and all subcontractors’, material suppliers’ and laborers’ conditional waivers of lien, covering all work, to be paid with the proceeds of the prior draw requests, together with such invoices, contracts or other supporting data as Agent may require to evidence that all costs for which disbursement is sought have been incurred;
     (c) Paid invoices of $10,000 or greater (for soft costs only) together with an invoice register for all costs on a line-by-line basis, or other evidence satisfactory to Agent that fixtures and equipment, if any, have been paid for and are free of any lien or security interest therein;
     (d) An examination of title indicating no intervening lien or objection to title and an endorsement to the Title Policy issued to Agent covering the date of disbursement, increasing the coverage under the Title Policy to the amount of the Loan that has been advanced, and showing the Deed of Trust as a first, prior and paramount lien on the Project subject only to the Permitted Exceptions and real estate taxes that have accrued but are not yet due and payable and particularly that nothing has intervened to affect the validity or priority of the Deed of Trust;
     (e) Copies of any proposed or executed Change Orders on standard AIA G701 form, which have not been previously furnished to Agent;
     (f) Copies of the General Contract and all Major Subcontracts which have been executed since the last disbursement, together with any Bonds obtained or required to be obtained with respect thereto;

     (g) All Required Permits and all other Governmental Approvals which have been obtained since the last disbursement and are then needed in connection with the Project;
     (h) An updated spreadsheet in form and substance reasonably satisfactory to Agent summarizing the status of completion of the Project, the comparison of the Budget and costs incurred to date by line item, comparison of actual status of construction to the Construction Schedule, the amount of equity and proceeds of the Loan funded for construction of the Project, and certifying that Borrower is in compliance with the terms of the General Contract;
     (i) Such other instruments, documents and information as Agent or the Title Insurer may reasonably request;
     (j) An updated Survey if reasonably required by the Title Insurance Company or the Agent if the Agent shall reasonably believe that there exists any encroachment, any matter which might materially and adversely affect title to the Project, or any material deviation from the Plans and Specifications, which in each case would be reflected in an updated Survey, in which event additional updated Surveys may be required by the Agent; and
     (k) At the option of Agent, an amendment to the Security Documents which specifically identifies any furniture, fixtures or equipment purchased by Borrower for use in connection with the Project.
     Disbursements shall be made ten (10) business days after receipt of all information required by Lenders to approve the requested disbursements.
12.4 Retainages.
     At the time of each disbursement of Loan proceeds until completion of fifty percent (50%) of the Construction (as reasonably estimated by Architect and approved by Lender’s Consultant), ten percent (10%) of the total amount then due the General Contractor and the various contractors, subcontractors and material suppliers for costs of the Construction shall be withheld from the amount disbursed, and thereafter no additional retainage shall be withheld unless Borrower is withholding retainage as to the General Contractor or any other contractors, subcontractors or suppliers, and then retainage shall be held in such amount. The retained Loan amounts for the Construction costs will be disbursed only at the time of the final disbursement of Loan proceeds under Article 13 below; provided, however, upon the satisfactory completion of one hundred percent (100%) of the work with respect to any trade (including any trade performed by the General Contractor), Tenant Work or the delivery of all materials pursuant to a purchase order in accordance with the Plans and Specifications as certified by the Architect and the Lender’s Consultant, Agent may decide on a case by case basis (but shall not be obligated) to permit retainages with respect to such trade or order, as the case may be, to be disbursed to Borrower upon the Lender’s Consultant’s approval of all work and materials and Agent’s receipt of a final waiver of lien with respect to such completed work or delivered materials.
12.5 Disbursements for Materials Stored On Site.
     Any requests for disbursements which in whole or in part relate to materials, equipment or furnishings which Borrower owns and which are not incorporated into the Improvements as of the date of the request for disbursement, but are to be temporarily stored at the Project, shall be made in an aggregate amount not to exceed $250,000. Any such request must be accompanied by evidence satisfactory to Agent that (i) such stored materials are included within the coverages of insurance policies carried by Borrower, (ii) the ownership of such materials is vested in Borrower free of any liens and claims of third parties, (iii) such materials are properly insured and protected against theft or damage, (iv) the materials used in the Construction are not commodity items but are uniquely fabricated for the Construction, (v) the Lender’s Consultant has viewed and inspected the stored materials, and (vi) in the opinion of the Lender’s Consultant the stored materials are physically secured and can be incorporated into the Project within forty five (45) days. Agent may require separate Uniform Commercial Code financing statements to cover any such stored materials.
12.6 Disbursements for Offsite Materials.

     Agent may in its sole discretion, but shall not be obligated to, approve disbursements for materials stored off site, in which event all of the requirements of Section 12.5 shall be applicable to such disbursement as well as any other requirements which Agent may, in its sole discretion, determine are appropriate under the circumstances.
12.7 Disbursements For Tenant Work and Allowances and Leasing Commissions.
     (a) Lenders shall not be obligated to make any disbursements for tenant allowances or Tenant Work unless the applicable Tenant has accepted in writing the premises demised by its Lease, all required certificates of occupancy or other permits have been issued with respect to such demised premises and pursuant to such Tenant’s Lease, such Tenant is required to commence paying rent within three (3) months from such date. These requirements shall apply notwithstanding any contrary requirements of any Lease. Agent may in its reasonable discretion agree to approve interim disbursements for Tenant Work or tenant allowances for credit tenants whose financial condition and Lease terms are satisfactory to Agent. Disbursements for Tenant Work or allowances shall not exceed $60 per square foot for space within floors 9 and 10 of the Project, or $50 per square foot for space within floors 1-8 of the Project. Disbursements for leasing commissions shall not exceed 4.5% of base rental due under the applicable Lease.
     (b) In addition to the other requirements in this Agreement, the first request for disbursement for Tenant Work in connection with a specific leased space in the Project shall be accompanied by the following, all of which shall be subject to the approval of Agent:
          (i) copies of all contracts, if not previously delivered to Agent, for the performance of such Tenant Work;
          (ii) a cost breakdown for each trade performing Tenant Work in such leased space, and an estimated commencement and completion date;
          (iii) an estimate of all direct costs of the Tenant Work to be performed in such leased space which has not been contracted for or made subject to a work order or order to proceed;
          (iv) plans and specifications for the leased space, together with a certificate from an architect acceptable to Agent that such plans and specifications comply with all Laws affecting the Project and the lease covering such leased space; and
          (v) a fully executed Lease approved by Agent or the Required Lenders as required by this Agreement covering such leased space.
     (c) Disbursements for leasing commissions shall be subject to the following conditions and receipt of the following, all of which shall be subject to the approval of Agent:
          (i) a fully executed Lease approved by Agent or the Required Lenders as required by this Agreement covering such leased space;
          (ii) an amount not to exceed fifty percent (50%) of the leasing commission due with respect to a Lease shall be paid upon the full execution of the Lease, and the balance of the commissions shall not be payable prior to receipt by Agent of an executed acceptance by the applicable Tenant of the leased premises in form and substance reasonably satisfactory to Agent; and
          (iii) such certificates, lien waiver and affidavits that the Agent may reasonably request.
12.8 [Intentionally omitted.]

ARTICLE 13
FINAL DISBURSEMENT FOR CONSTRUCTION
13.1 Final Disbursement for Construction.
     Lenders will advance to Borrower the final disbursement for the cost of the Construction (including any undisbursed retainages) when the following conditions have been complied with, provided that all other conditions in this Agreement for disbursements have been complied with:
     (a) The Improvements have been fully completed and equipped in accordance with the Plans and Specifications free and clear of mechanics’ liens and security interests and are ready for occupancy;
     (b) Borrower shall have furnished to Agent “all risks” casualty insurance in form and amount and with companies satisfactory to Agent in accordance with the requirements contained herein;
     (c) Borrower shall have furnished to Agent copies of all licenses and permits required by any Governmental Authority having jurisdiction for the occupancy of the Improvements and the operation thereof, including a certificate of occupancy from the municipality in which the Project is located, or a letter from the appropriate Governmental Authority that no such certificate is issued;
     (d) All Tenants for whom Tenant Work has been completed shall have executed acknowledgments of acceptance of their respective premises in form and substance reasonably satisfactory to Agent;
     (e) Borrower shall have furnished an as-built plat of survey covering the completed Improvements reasonably satisfactory to Agent;
     (f) All fixtures, furnishings, furniture, equipment and other property required for the operation of the Project shall have been installed free and clear of all liens and security interests, except in favor of Agent;
     (g) Borrower shall have furnished to Agent copies of all final waivers of lien and sworn statements from contractors, subcontractors and material suppliers and an affidavit from the General Contractor in accordance with the mechanic’s lien law of the State or as otherwise established by Agent;
     (h) Borrower shall have furnished to Agent a certificate from the Architect or other evidence satisfactory to Agent dated at or about the Completion Date stating that (i) the Improvements have been completed in accordance with the Plans and Specifications, and (ii) the Improvements as so completed comply with all applicable Laws; and
     (i) Agent shall have received a certificate from the Lender’s Consultant for the sole benefit of Agent and Lenders that the Improvements have been satisfactorily completed in accordance with the Plans and Specifications.
     If Borrower fails to comply with and satisfy any of the final disbursement conditions contained in this Section 13.1 within sixty (60) days after the Completion Date, such failure shall constitute an Event of Default hereunder.
     Notwithstanding the foregoing, Borrower may complete Tenant Work following the Completion Date (provided that Borrower shall remain obligated to complete such work in accordance with the applicable Lease), and the completion of such Work shall not be a condition to such final disbursement. Borrower shall be required to satisfy the provisions of this Agreement before the advance of Loans in order to obtain advances for Tenant Work, tenant allowances and leasing commissions.

ARTICLE 14
[RESERVED]
ARTICLE 15
OTHER COVENANTS
15.1 Additional Covenants.
     Borrower further covenants and agrees as follows.
     (a) Opening of Loan on or Prior to Loan Opening Date. All conditions precedent to the Opening of the Loan shall be complied with on or prior to April 16, 2007. If Borrower has not satisfied all conditions precedent to, and otherwise qualified for, the Opening of the Loan on or before said date Agent may (and at the request of the Required Lenders shall) terminate Lenders’ obligation to fund the Loan by written notice to Borrower and the Obligations shall immediately become due and payable.
     (b) Construction of Improvements. The Improvements shall be constructed and fully equipped in a good and workmanlike manner with materials of high quality, strictly in accordance with the Plans and Specifications (or in accordance with any changes therein that may be approved in writing by Agent or as to which Agent’s approval is not required), and such construction and equipping will be commenced on or before the Construction Commencement Date and prosecuted with due diligence and continuity in accordance with the Construction Schedule and fully completed not later than the Completion Date. Notwithstanding the foregoing, amounts to be funded pursuant to this Agreement to pay for Tenant Work, tenant allowances and leasing commissions pursuant to Section 12.7 may be funded (and the corresponding work completed) after the Completion Date. The Completion Date shall be extended in writing by Agent by the number of days resulting from any Unavoidable Delay in the construction of the Project, (but under no circumstances shall Agent or Lenders be obligated to extend the Completion Date by more than ninety (90) days, provided that Agent shall not be obligated to grant any such extension unless (a) Borrower gives notice of such delay to Agent within ten (10) days of learning of the event resulting in such delay, (b) after giving effect to the consequences of such delay, the Loan shall remain “In Balance” and (c) such delay is permitted under each of the Leases, or Borrower obtains a written extension from each Tenant whose Lease does not permit such delay.
     (c) Changes in Plans and Specifications. No changes will be made in the Plans and Specifications without the prior written approval of Agent; provided, however, that Borrower may make changes to the Plans and Specifications if (i) Borrower notifies Agent in writing of such change within seven (7) days thereafter; (ii) Borrower obtains the approval of all parties whose approval is required, including any Tenants under Leases, sureties, and any Governmental Authority to the extent approval from such parties is required; (iii) the structural integrity of the Improvements is not impaired; (iv) no material change in architectural appearance is effected; (v) the performance of the mechanical, electrical, and life safety systems of the Improvements is not affected; (vi) the cost of or reduction resulting from such change (x) does not exceed $500,000 and (y) when added to all other changes which have not been approved by Agent in writing, the resulting aggregate cost or does not exceed $1,000,000. Changes in the scope of construction work or to any construction related contract must be documented with a change order on the AIA Form G701 or equivalent form.
     (d) Inspection by Agent and Lenders. Borrower will cooperate with Agent in arranging for inspections by representatives of Agent of the progress of the Construction from time to time including an examination of (i) the Improvements, (ii) all materials to be used in the Construction, (iii) all plans and shop drawings which are or may be kept at the construction site, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements, (v) all work done, labor performed, materials furnished in and about the Improvements, (vi) all books, contracts and records with respect to the Improvements, and (vii) any other documents relating to the Improvements or the Construction. Borrower shall cooperate with Lender’s Consultant to enable him to perform his functions hereunder. The Borrower shall permit the Lenders, through the Agent or any representative designated by the Agent, and the Lender’s Consultant, at the Borrower’s expense, to visit and inspect the Project and all materials to be used in the construction thereof and will cooperate with the Agent and the Lender’s Consultant during such inspections (including making available working drawings of the Plans and Specifications); provided that this provision shall not be deemed to impose on the Lenders, the Agent or the Lender’s Consultant any obligation to undertake such inspections. Borrower shall, upon Agent’s or Lender’s Consultant’s request, correct any defect in the Construction or any failure of the Construction to comply with the Plans and Specifications.

     (e) Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project or any funds due to the General Contractor, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim provided that Borrower posts a statutory lien bond which removes such lien from title to the Project within twenty (20) days of written notice by Agent to Borrower of the existence of the lien. Lenders will not be required to make any further disbursements of the proceeds of the Loan until any mechanics’ lien claims have been removed and Lenders may, at their option, restrict disbursements to reserve sufficient sums to pay 150% of the lien.
     (f) Settlement of Mechanics’ Lien Claims. If Borrower shall fail promptly either (i) to discharge any such lien, or (ii) post a statutory lien bond in the manner provided in Section 15.1(e) Agent may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Agent, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising or discharging any claims for lien, Agent shall not be required to inquire into the validity or amount of any such claim.
     (g) Renewal of Insurance. Borrower shall cause insurance policies to be maintained in compliance with Exhibit F at all times. Borrower shall timely pay all premiums on all insurance policies required hereunder, and as and when additional insurance is required, from time to time, during the progress of Construction, and as and when any policies of insurance may expire, furnish to Agent, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Agent in accordance with Section 8.1(g).
     (h) Payment of Taxes. Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified Agent of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Agent, in its sole discretion, and has increased the amount of such security so deposited promptly after Agent’s request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Agent for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Agent may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Agent shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Notes). Borrower shall furnish to Agent evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest. Borrower shall keep Agent informed of any material developments in connection with, and the resolution of, the Tax Protest.
     (i) Escrow Accounts. Borrower shall, following the occurrence of any Event of Default, make insurance and tax escrow deposits, in amounts reasonably determined by Agent from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Agent in Agent’s name and under its sole dominion and control. All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Agent’s holding of the escrow account, nothing herein shall obligate Agent or any Lender to pay any insurance premiums or real property taxes with respect to any portion of the Project unless the Event of Default has been cured to the satisfaction of Agent. If the Event of Default has been satisfactorily cured, Agent shall make available to Borrower such funds as may be deposited in the escrow account from time to time for Borrower’s payment of insurance premiums or real property taxes due with respect to the Project.
     (j) Personal Property. All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the Construction or the operation of the Project shall always be located at the Project and shall be kept free and clear of all liens, encumbrances and security interests.

     (k) Leasing Restrictions. Without the prior written consent of Agent, Borrower and Borrower’s agents shall not (i) enter into any lease which is not a Qualified Lease without the prior written approval of the Required Lenders, and in addition Borrower shall not enter into any Lease (or combination of Leases with the same or a related Tenant) for more than 10,000 square feet of Net Rentable Area without the prior written approval of the Agent, (ii) modify, amend or waive any provision of any Lease for more than 10,000 square feet or terminate any Lease, or (iii) accept any rental payment more than one (1) month in advance of its due date. Borrower shall provide Agent with a copy of all Leases for more than 10,000 square feet or amendments thereto no less than ten (10) days prior to execution of such Leases, and copies of any other Leases or amendments promptly after execution. Borrower shall provide Agent with a copy of the fully executed original of all Leases promptly following their execution. All such Leases shall be on a form approved by Agent without material modification unless otherwise approved by Agent or the Required Lenders, as applicable. At Agent’s request, Borrower shall cause all new Tenants to execute subordination, non-disturbance and attornment agreements reasonably satisfactory to Agent. Agent reserves the right to subordinate the Deed of Trust to any Lease.
     (l) Defaults Under Leases. Borrower will not suffer or permit any breach or default to occur in any of Borrower’s obligations under any of the Leases, suffer or permit to occur any condition which would permit any Tenant to set off, withhold or otherwise abate rent nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Lease including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the lessee. Borrower shall notify Agent promptly in writing in the event a Tenant commits a material default under a Lease.
     (m) Agent and Lenders’ Attorneys’ Fees for Enforcement of Agreement. In case of any default or Event of Default hereunder, Borrower (in addition to Lenders’ and Agent’s attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Agent’s and Lenders’ attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Agent or Lenders employ counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Project, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Project, or to attempt to enforce any security interest or lien in any portion of the Project, or to enforce any rights of Agent and Lenders or Borrower’s obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Agent and Lenders, payable on demand.
     (n) Appraisals. Agent shall have the right to obtain a new or updated Appraisal of the Project from time to time. Borrower shall cooperate with Agent in this regard. If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Agent’s request.
     (o) Furnishing Information. Borrower shall deliver or cause to be delivered to Agent with respect to Borrower quarterly financial statements within forty-five (45) days after the end of each calendar quarter and an annual financial statement within ninety (90) days after the end of each calendar year. All such financial statements shall be in a format approved in writing by Agent in Agent’s sole discretion, shall be unaudited and shall be certified by OP Guarantor as fairly presenting the Borrower’s financial condition. Each financial statement shall be certified as true, complete and correct by its preparer and by Borrower. Borrower shall deliver to Agent with respect to Borrower and each Guarantor annual Federal Income Tax Returns, if applicable, within ten (10) days after timely filing if requested by Agent. In addition, thirty (30) days prior to the opening of the Project and thereafter not later than thirty (30) days before the end of each fiscal year of Borrower, Borrower shall deliver to Agent the Project’s updated annual operating budget for the following fiscal year. Within thirty (30) days after completion of the Project, and within thirty (30) days following the end of each calendar month thereafter, Borrower shall deliver to Agent: (i) monthly unaudited operating cash flow statements for the Project, certified as true, complete and correct by Borrower showing actual sources and uses of cash during the preceding month, and (ii) a current rent roll and a summary of all leasing activity then taking place with respect to the Project, particularly describing the status of all pending lease negotiations, if any. Borrower and the Guarantors shall provide such additional financial information as Agent reasonably requires. Borrower shall during regular business hours permit Agent or any of its agents or representatives to have access to and examine all of its books and records regarding the development and operation of the Project.
     (p) Sign and Publicity. Upon Agent’s request, Borrower shall promptly erect a sign approved in advance by Agent in a conspicuous location on the Project during the Construction indicating that the financing for the Project is provided by Agent and Lenders. Agent and Lenders reserve the right to publicize the making of the Loan.
     (q) Lost Note. Upon any Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if any Note is mutilated, destroyed, lost or stolen, deliver to such Lender, in substitution therefor, a new note containing the same terms and conditions as such Note.
     (r) Indemnification. Borrower shall indemnify Agent and each Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the Construction; (ii) the operation or maintenance of the Project; (iii) any breach of representation or warranty, default or Event of Default; or (iv) any other matter arising in connection with the Loan, Borrower, Guarantor, any Tenant, or the Project, including without limitation, any mortgage, recording or intangible taxes and any penalties. No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct. The foregoing indemnification shall survive repayment of the Loan and shall continue to benefit each Lender following any assignment of the Loan with respect to matters arising or accruing prior to such assignment.
     (s) No Additional Debt. Except for the Loan, Borrower shall not incur any Indebtedness (whether personal or nonrecourse, secured or unsecured).
     (t) Compliance With Laws. Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Project including, without limitation, all licenses and permits required by applicable laws and regulations for the conduct of its business or the development, ownership, use or operation of the Project.
     (u) Organizational Documents. Borrower shall not, without the prior written consent of Agent, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder (except that provided no default or Event of Default has occurred and is continuing, OP Guarantor may transfer to a Person approved by Agent, such approval not to be unreasonably withheld, up to 49% of the membership interests in Borrower, provided that no Change of Control occurs, or (iii) any dissolution or termination of its existence.
     (v) Furnishing Reports. Upon Agent’s request, Borrower shall provide Agent with copies of all inspections, reports, test results and other information received by Borrower, which in any way relate to the Project or any part thereof.
     (w) Management Contracts. Borrower shall not enter into, modify, amend, terminate or cancel any management contracts for the Project or agreements with agents or brokers, without the prior written approval of Agent, not to be unreasonably withheld. Agent hereby approves the Management Agreement between Borrower and Republic Property TRS LLC.
     (x) Furnishing Notices. Borrower shall provide Agent with copies of all default notices pertaining to the Project received by Borrower from any Tenant, and any material notices pertaining to the Project from any Governmental Authority or insurance company, in each case within seven (7) days after such notice is received.
     (y) Construction Contracts. Borrower shall not enter into, modify, amend, terminate or cancel any contracts for the Construction, without the prior written approval of Agent, which approval shall not be unreasonably withheld (provided that Agent’s prior consent shall not be required for any contract to perform Tenant Work). Borrower will furnish Agent promptly after execution thereof executed copies of all contracts between Borrower, architects, engineers and contractors and all subcontracts between the General Contractor or contractors and all of their subcontractors and suppliers, which contracts and subcontracts may not have been furnished pursuant to Section 9.1(a) at the time of the Opening of the Loan.
     (z) Correction of Defects. Within five (5) days after Borrower acquires knowledge of or receives notice of a defect in the Improvements or any departure from the Plans and Specifications, or any other requirement of this Agreement, Borrower will commence, and thereafter proceed with diligence to correct all such defects and departures.
     (aa) Hold Disbursements in Trust. Borrower shall receive and hold in trust for the sole benefit of Lenders (and not for the benefit of any other person, including, but not limited to, contractors or any subcontractors) all advances made hereunder directly to Borrower, for the purpose of paying or reimbursing costs of the Construction in accordance with the Budget. Borrower shall use the proceeds of the Loan solely for the payment of costs as specified in the Budget. Borrower will pay all other costs, expenses and fees relating to the acquisition, equipping, use and operation of the Project.
     (bb) [Intentionally Omitted.]
     (cc) Alterations. Without the prior written consent of Agent, Borrower shall not make any material alterations to the Project (other than completion of the Construction in accordance with the Plans and Specifications and Tenant Work in accordance with this Agreement).
     (dd) Cash Distributions. Borrower shall not make any distributions to partners, members or shareholders, provided that after completion of Construction and achievement of breakeven operations Borrower may distribute Net Operating Income not needed to pay amounts payable under the Loan Documents or other operating expenses so long as no Event of Default exists or would arise as a result thereof.
     (ee) Compliance. The Borrower shall comply with all agreements and instruments to which it is a party, or by which it or any of its properties may be bound.
     (ff) Notices.
          (i) Notice of Litigation and Judgments. The Borrower and the Guarantors will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Project or affecting Borrower or a Guarantor or to which any of such Persons is to become a party involving an uninsured claim against any of such Persons that could reasonably be expected to have a materially adverse effect on such Person and stating the nature and status of such litigation or proceedings; and
          (ii) Defaults. The Borrower and the Guarantors will promptly notify the Agent in writing of the occurrence of any default or Event of Default, specifying the nature and existence of such default or Event of Default and what action the Borrower or applicable Guarantor is taking or propose to take with respect thereto.
     (gg) Registered Servicemark. The Project shall not be owned or operated by the Borrower under any registered or protected trademark, tradename, servicemark or logo.
     (hh) Restrictions on Easements, Covenants and Restrictions. After the date of this Agreement, the Borrower will not create or suffer to be created or to exist any easement, right of way, restriction, covenant, condition, license or other right in favor of any Person which affects or might affect title to the Project or the use and occupancy of the Project or any part thereof without (i) submitting to the Agent the proposed instrument creating such easement, right of way, covenant, condition, license or other right, accompanied by a survey showing the exact proposed location thereof and such other information as the Agent may reasonably request, and (ii) obtaining the prior approval of the Agent, which approval shall not be unreasonably withheld.

     (ii) Merger. Borrower will not become a party to any merger, consolidation or other business combination, or agree to or effect any asset acquisition or stock acquisition or other acquisition of beneficial or legal ownership interests. Borrower shall not sell all or substantially all of its assets except in the event the Obligations are paid in full and the obligations of the Lenders hereunder terminate in connection therewith.
     (jj) Additional Covenants with Respect to Operations. Notwithstanding anything in this Agreement to the contrary, Borrower represents, warrants and covenants as of the date hereof and until such time as the Obligations are paid in full that Borrower:
          (i) does not own and will not own any asset other than the Project, and such incidental personal property as such Borrower considers necessary, advisable, convenient or appropriate in connection with the ownership of such assets; and
          (ii) is not engaged and will not engage in any business other than the ownership and operation and sale of its assets described in (jj)(i).
     (kk) Letters of Credit. Borrower shall transfer any letter of credit provided by a Tenant as a security deposit or other security under a Lease to Agent, designating Agent as beneficiary under such letter of credit. Agent agrees that any such letter of credit shall be drawn by Agent only upon compliance with the conditions set forth in the applicable Lease for application to the tenant’s security deposit. In the event that Borrower is entitled under the applicable Lease to draw on any such letter of credit, Borrower shall promptly notify Agent. Agent shall have no obligation to determine whether or when Borrower may be entitled to make a draw on such letter of credit. Agent may then submit a draw on such letter of credit, or alternatively Agent may transfer such letter of credit to Borrower for the purposes of Borrower making a draw on such letter of credit. So long as no Event of Default has occurred and is continuing, any funds paid under such letter of credit shall be deposited with the Agent as additional equity and be deemed contributed to the line item in the Budget for Tenant Work, tenant allowances and leasing commissions, and may be disbursed as provided in this Agreement. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the right, but not the obligation, to disburse and apply any such funds paid under any such letter of credit to the Obligations in such order as Agent may determine.
15.2 Authorized Representative.
     Borrower hereby appoints Gary R. Siegel, Mike Green and Mark Keller, any of whom may act, as its Authorized Representative for purposes of dealing with Agent and Lenders on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take another action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Agent and Lenders may rely on the authority given to the Authorized Representative until actual receipt by Agent of a duly authorized resolution substituting a different person as the Authorized Representative.
ARTICLE 16
CASUALTIES AND CONDEMNATION
16.1 Agent’s Election to Apply Proceeds on Indebtedness.
     (a) Subject to the provisions of Section 16.1(b) below, Agent may elect to collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Agent to Borrower.
     (b) Borrower hereby irrevocably authorizes and empowers Agent, at Agent’s option and in Agent’s sole discretion, as attorney in fact for Borrower, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent’s expenses incurred in the collection of such proceeds. Borrower authorizes Agent, at Agent’s option (but in no event shall Agent be obligated to), as attorney in fact for Borrower, to commence, appear in and prosecute, in Agent or Borrower’s name, any action or proceeding relating to any Taking of the Project and to settle or compromise any claim in connection with such Taking. Borrower may not settle, adjust or compromise any casualty or Taking without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in Section 16.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project, Agent agrees to make available the Proceeds to restoration of the Improvements if (i) no Event of Default exists, (ii) all Proceeds are deposited with Agent, (iii) in Agent’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements (together with undisbursed proceeds of the Loan, if any, allocated for the cost of the Construction and any sums or other security acceptable to Agent deposited with Agent by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) no Leases in effect at the time of such casualty or Taking are or will be terminated or rent decreased as a result of such casualty or Taking, (v) if the cost of restoration exceeds ten percent (10%) of the Loan Amount, in Agent’s sole determination after completion of restoration the Loan Amount will not exceed 70% of the fair market value of the Project, (vi) in Agent’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vii) each Guarantor reaffirms the Guaranty in writing, and (viii) in Agent’s reasonable determination, such restoration is likely to be completed not later than three months prior to the Maturity Date.
16.2 Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.
     In case Agent does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 16.1 above, Borrower shall:
     (a) Proceed with diligence to make settlement with insurers or the appropriate Governmental Authorities and cause the Proceeds to be deposited with Agent;
     (b) In the event of any delay in making settlement with insurers or the appropriate Governmental Authorities or effecting collection of the Proceeds, deposit with Agent the full amount required to complete construction as aforesaid;
     (c) In the event the Proceeds and the available proceeds of the Loan are insufficient to assure the Agent that the Loan will be In Balance, promptly deposit with Agent any amount necessary to place the Loan In Balance; and
     (d) Promptly proceed with the resumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.
     Any request by Borrower for a disbursement by Agent of Proceeds and funds deposited by Borrower shall be treated by Agent as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.
ARTICLE 17
ASSIGNMENTS BY LENDERS AND BORROWER
17.1 Prohibition of Assignments and Transfers by Borrower.
     Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Agent, in Agent’s sole discretion, Borrower shall not suffer or permit (a) any change in the management (whether direct or indirect) of the Project or of Borrower, or (b) any Transfer (provided that so long as no Event of Default has occurred and is continuing, OP Guarantor may transfer to a Person up to 49% of the membership interests in Borrower provided that such Transfer does not result in a Change of Control). Notwithstanding the foregoing, any Transfer of ownership interests in Parent Guarantor or

OP Guarantor shall not cause a violation of this Section 17.1 so long as such Transfer does not result in a Change of Control.
17.2 Prohibition of Transfers in Violation of ERISA.
     In addition to the prohibitions set forth in Section 17.1 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Agent’s or Lenders’ rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Agent or any Lender being deemed in violation of any applicable provision of ERISA. Borrower agrees to indemnify and hold Agent and each Lender free and harmless from and against all losses, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Agent or such Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Agent or any Lender’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Notes, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.
17.3 Successors and Assigns.
     Subject to the foregoing restrictions on transfer and assignment contained in this Article 17, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.
ARTICLE 18
TIME OF THE ESSENCE
18.1 Time is of the Essence.
     Borrower agrees that time is of the essence under this Agreement.
ARTICLE 19
EVENTS OF DEFAULT
     The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:
     (a) Failure of Borrower (i) (A) to make any principal payment when due (including without limitation the obligation under Section 4.1(e)), (B) to pay any interest within five (5) days after the date when due or (C) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Agent that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Agent, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents, or if such failure is of such a nature that it cannot be cured within such thirty (30) day period but such failure is of a nature that it is capable of being cured, in the event that Borrower in good faith promptly commences such cure within such thirty (30) day period and thereafter diligently, continuously and in good faith prosecutes such cure to completion, such period shall be extended for an additional thirty (30) days provided that such extended cure period shall not in Lender’s judgment cause any delays in Construction, cause a default under a Lease or result in a Material Adverse Change; and provided further that if a different notice or grace period is specified under any other subsection of this Section 19.1 with respect to a particular breach, or if another subsection of this Section 19.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control; provided, however, that if a different notice or grace period or no notice and cure period is specified under Article 19 of the Loan Agreement (or elsewhere in the Loan Agreement or any other Loan Document) in which such particular breach will become an Event of Default, the specific provision shall control.
     (b) The disapproval by Agent or Lender’s Consultant at any time of any construction work and failure of Borrower to cause the same to be corrected to the satisfaction of Agent within the cure period provided in Section 19.1(a)(ii) above.
     (c) A delay in the Construction or a discontinuance for a period of thirty (30) days after written notice from Agent concerning such delay or discontinuance (other than Unavoidable Delays), or in any event a delay in the Construction so that the same is not, in Agent’s judgment (giving due consideration to the assessment of Lender’s Consultant), likely to be completed on or before the Completion Date.
     (d) The bankruptcy or insolvency of General Contractor and failure of Borrower to procure a contract with a new contractor satisfactory to Agent within thirty (30) days from the occurrence of such bankruptcy or insolvency.
     (e) Any Transfer or other disposition in violation of Sections 17.1 or 17.2; provided, however, no cure period shall be available to Borrower upon any such occurrence.
     (f) [Intentionally Omitted.]
     (g) If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or any Guarantor is untrue or incorrect in any material manner at the time made, delivered or repeated.
     (h) Borrower or any Guarantor shall commence a voluntary case concerning Borrower or such Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or any Guarantor under the Bankruptcy Code and relief is ordered against Borrower or such Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or any Guarantor; or the Borrower or any Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Guarantor; or there is commenced against Borrower or any Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or any Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.
     (i) Borrower or any Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or any Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.
     (j) If Borrower is permanently or temporarily (for a period of thirty (30) days or more) enjoined, restrained or in any way prevented by any court order from constructing or operating the Project.
     (k) Failure by Borrower to make any Deficiency Deposit with Agent within the time and in the manner required by Article 11 hereof.
     (l) One or more final, unappealable judgments are entered (i) against Borrower in amounts aggregating in excess of $100,000 or (ii) against any Guarantor in amounts aggregating in excess of $10,000,000, and said judgments are not stayed or bonded over within thirty (30) days after entry.

     (m) An “Event of Default” (as defined in the OP Credit Agreement) shall occur.
     (n) If a Material Adverse Change occurs with respect to Borrower, the Project or any Guarantor.
     (o) The occurrence of a Change of Control.
     (p) The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.
ARTICLE 20
LENDERS’ REMEDIES IN EVENT OF DEFAULT
20.1 Remedies Conferred Upon Lenders.
     Upon the occurrence of any Event of Default, Agent may, and at the request of the Required Lenders shall, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:
     (a) Take possession of the Project and complete the Construction and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Agent its lawful attorney in fact with full power of substitution in the Project to complete the Construction in the name of Borrower; to use unadvanced funds remaining under the Notes or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to complete the Construction; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Construction in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Project; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Improvements or Project; to take action and require such performance as it deems necessary under any of the Bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;
     (b) Withhold further disbursement of the proceeds of the Loan and/or terminate Lenders’ obligations to make further disbursements hereunder;
     (c) Declare the Notes to be immediately due and payable;
     (d) Use and apply any monies or letters of credit deposited by Borrower with Agent or Lenders regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Agent and Lenders;
     (e) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Agent or Lenders by operation of Law.
     Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 19.1(h) with respect to the Borrower, all amounts evidenced by the Notes shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 21
GENERAL PROVISIONS
21.1 Captions.
     The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.
21.2 Modification; Waiver.
     Subject to the provisions of Section 25.6 herein, no modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought. The Borrower agrees to enter into (and to cause Guarantors to enter into) such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by Agent in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower or Guarantors hereunder or thereunder.
21.3 Governing Law.
     Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the District of Columbia.
21.4 Acquiescence Not to Constitute Waiver of Lenders’ Requirements.
     Each and every covenant and condition for the benefit of Lenders and Agent contained in this Agreement may be waived by Agent, Lenders or the Required Lenders as provided herein, provided, however, that to the extent that Agent or any Lender may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds.
21.5 Disclaimer by Lenders.
     This Agreement is made for the sole benefit of Borrower and Lenders, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lenders pursuant to this Agreement. Lenders shall not be liable to any contractors, subcontractors, supplier, architect, engineer, tenant or other party for labor or services performed or materials supplied in connection with the Construction. Lenders shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project. Lenders, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third party beneficiary status or recognition of same by the Lenders. Without limiting the generality of the foregoing:
     (a) Lenders shall have no liability, obligation or responsibility whatsoever with respect to the Construction. Any inspections of the Construction made by or through Lenders are for purposes of administration of the Loan only and neither Borrower nor any third party is entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to the Plans and Specifications, state of completion or otherwise;
     (b) Lenders neither undertake nor assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project, including matters relating to the quality, adequacy or suitability of: (i) the Plans and Specifications, (ii) architects, contractors, subcontractors and material suppliers employed or utilized in connection with the Construction, or the workmanship of or the materials used by any of them, or (iii) the progress or course of Construction and its conformity or nonconformity with the Plans and Specifications; Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lenders in connection with such matters is for the protection of Lenders only, and neither Borrower nor any third party is entitled to rely thereon; and
     (c) Lenders owe no duty of care to protect Borrower, any Guarantor or any Tenant against negligent, faulty, inadequate or defective building or construction.
     Notwithstanding anything herein to the contrary, each reference in this Section 21.5 to Lenders shall also be deemed to refer to Agent.
21.6 Partial Invalidity; Severability.
     If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
21.7 Definitions Include Amendments.
     Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Agent (and, to the extent applicable, the Required Lenders). Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.
21.8 Execution in Counterparts.
     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
21.9 Entire Agreement.
     This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Agent or Lenders, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.
21.10 Waiver of Damages.
     In no event shall Lenders or Agent be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by any Lender or Agent of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and Guarantors waive all claims for punitive, exemplary or consequential damages.
21.11 Claims Against Agent or Lenders.
     Agent and Lenders shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or such Lender, as applicable, does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Agent and Lenders arising by reason of any alleged default by Agent or Lenders as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Agent’s and Lenders’ ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Agent, Lenders and Borrower with regard to the Loan. No Guarantor or Tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section 21.11.
21.12 Jurisdiction.
     TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY AGENT AND LENDERS. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE LOCAL AND FEDERAL COURTS HAVING JURISDICTION IN THE DISTRICT OF COLUMBIA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE AGENT OR LENDERS FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY LOCAL OR UNITED STATES COURT SITTING IN THE DISTRICT OF COLUMBIA MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.
21.13 Set-Offs.
     After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lenders from time to time to charge Borrower’s accounts and deposits with such Lender (or its Affiliates), and to pay over to such Lender an amount equal to any amounts from time to time due and payable to such Lender hereunder, under the Notes or under any other Loan Document; provided that no Lender shall exercise its right of set-off under this Section without the prior written approval of Agent. Borrower hereby grants to Lenders a security interest in and to all such accounts and deposits maintained by the Borrower with Lenders (or their Affiliates).
21.14 Distribution of Collateral Proceeds.
     In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Borrower or the Guarantors, such monies shall be distributed for application as follows:
     (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

     (b) Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, the Agent’s fee payable pursuant to Section 7.2; (ii) in the event that any Lender shall have wrongfully failed or refused to make an advance under Section 25.4 and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (iii) except as otherwise provided in clause (ii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and
     (c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
ARTICLE 22
NOTICES
     Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this Article 22 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:
     If to Borrower:
Republic 20th Street LLC
13861 Sunrise Valley Drive, Suite 410
Herndon, Virginia 20171
Attention: Gary R. Siegel
Telephone: (703) 880-2900
Facsimile: (703) 880-2901
     With a copy to:
Glazer, Winston Honigman Ellick
5301 Wisconsin Avenue
Suite 740
Washington, DC 20015
Attention: Lori J. Honigman
Telephone: (202) 537-5500
Facsimile: (202) 537-5505
     If to Agent or KeyBank:
KeyBank National Association, as Agent
127 Public Square, 8th Floor
OH 01-27-0844
Cleveland, Ohio 44114
Attention: Michael P. Szuba
Telephone: (216) 689-5984
Facsimile: (216) 689-4997

     With a copy to:
McKenna Long & Aldridge LLP
303 Peachtree Street, N.E.; Suite 5300
Atlanta, Georgia 30308
Attention: William F. Timmons, Esq.
Telephone: (404) 527-8380
Facsimile: (404) 527-4198
to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
ARTICLE 23
WAIVER OF JURY TRIAL
     BORROWER, AGENT AND LENDERS EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
ARTICLE 24
ASSIGNMENTS AND PARTICIPATIONS
24.1 Assignments and Participations.
     (a) Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of the Agent and with the prior written consent of Borrower, which consents by the Agent and the Borrower shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the Eligible Assignee is also a Lender or if an Event of Default then exists) and no consent of the Agent shall be required if the Eligible Assignee is also a Lender; provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption, (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) if the potential assignee is not already a Lender hereunder, at least ten (10) days prior to the date of the assignment, the potential assignee shall deliver to Agent the fully completed Patriot Act and OFAC forms attached as Exhibit M hereto and such other information as Agent shall require to successfully complete the Agent’s Patriot Act Customer Identification Process and OFAC Review Process, (iv) unless the Agent and, so long as no Event of Default exists, Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than Five Million Dollars ($5,000,000) and integral multiples of One Million Dollars ($1,000,000) in excess thereof, (v) the Agent shall receive from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500), and (vi) if the assignment is less than the assigning Lender’s entire interest in the Loan, the assigning Lender must retain at least a Five Million Dollar ($5,000,000) interest in the Loan. The Agent may designate any Eligible Assignee accepting an assignment of a specified portion of the Loan to be a Co-Agent, an

“Arranger” or similar title, but such designation shall not confer on such Assignee the rights or duties of the Agent. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by an Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder.
     (b) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) except as provided in such Assignment and Assumption, such assigning Lender and Agent make no representation or warranty and assume no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender and Agent make no representation or warranty and assume no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (c) Agent shall maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage of the Loan owing to, such Lender from time to time. Borrower, the Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and, if any assigning Lender has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit C hereto.
     (d) Upon receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, Agent shall, if such Assignment and Assumption has been properly completed and consented to if required herein, accept such Assignment and Assumption, and record the information contained therein in its records, and the Agent shall use its best efforts to give prompt notice thereof to Borrower (provided that neither the Agent nor the Lenders shall be liable for any failure to give such notice).
     (e) Borrower shall use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein but shall not be required to assume any material expense or material additional obligations in connection therewith.

     (f) Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations hereunder. To facilitate any such pledge or assignment, the Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 12.
     (g) Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or affiliate of such Lender without first obtaining the approval of any Agent or the Borrower, provided that (i) such Lender remains liable hereunder unless the Borrower and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender, (iii) such Lender gives the Agent and Borrower at least fifteen (15) days prior written notice of any such assignment; (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (v) the Agent receives from the assigning Lender a processing fee of One Thousand Five Hundred Dollars ($1,500).
     (h) Each Lender shall have the right, without the consent of the Borrower, to sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under the Loan and the Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may contract with the Lender selling such Eligible Assignee its interest in such Lender’s share of the Loan as to voting of such Lender’s interest under Section 25.6(b), but not under any other section of this Agreement, provided that any such agreement by a Lender shall bind only such Lender alone and not Borrower, the other Lenders or the Agent).
     (i) No Eligible Assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.
     (j) Borrower acknowledges and agrees that Lenders may provide to any Eligible Assignee or participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or received by any Lender in connection with the Loan or with respect to Borrower, provided that prior to any such delivery or communication, such Eligible Assignees or participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality. In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrower shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, that Borrower shall not be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement. In addition, Borrower agrees to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding Borrower as any Lender or any potential Eligible Assignee or participant may reasonably request and to meet with potential Eligible Assignees.
24.2 Several Liability.

     Anything in this Agreement contained to the contrary notwithstanding, the obligations of each Lender to Borrower under this Agreement are several and not joint and several; each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment. During any time, and only during such time, as Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, Agent in its individual capacity shall be liable for all of the obligations of the Lender under this Agreement and the other Loan Documents. From and after the date that Agent as the sole Lender assigns any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, then Agent shall act as the administrative agent on behalf of itself as a Lender and the other Lenders.
ARTICLE 25
AGENT
25.1 Appointment.
     KeyBank National Association is hereby appointed as Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes the Agent to act as agent for Lenders and to take such actions as Agent is obligated or entitled to take under the provisions of this Agreement and the other Loan Documents. Agent agrees to act as such upon the express conditions contained in this Article in substantially the same manner that it would act in dealing with a loan held for its own account. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.
     The provisions of this Article are solely for the benefit of the Agent and the Lenders, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof except as provided in Sections 25.2 and 25.20 below. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrower.
25.2 Reliance on Agent.
     All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article 25.
25.3 Powers.
     The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of Lenders as are not made subject to the consent of the Required Lenders pursuant to Section 25.6(a) or to the consent of all Lenders pursuant to Section 25.6(b). Without limiting the foregoing, the Agent may consent to or execute easements, plats, dedications, subordination and non-disturbance agreements, release of minor portions of the collateral and similar documents. The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent or Agent is otherwise entitled to take hereunder. Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.
25.4 Disbursements.
     (a) At least one (1) Business Day (by 11:00 a.m. Cleveland time) prior to each date a disbursement of the Loan is to be made hereunder pursuant to this Agreement (or at least two (2) LIBOR Business Days by 11:00 a.m. Cleveland time for any disbursements to be made at the Adjusted LIBOR Rate), the Agent shall notify each Lender of the proposed disbursement. Each Lender shall make available to Agent (or the funding Lender or entity designated by the Agent), the amount of such Lender’s Percentage of such disbursement (with respect to such Lender, such amount being referred to herein as an “Advance”) in immediately available funds not later than 11:00 a.m. (Cleveland time) on the date such disbursement is to be made (such date being referred to herein as a “Funding Date”). Unless the Agent shall have been notified by any Lender prior to such time for funding in respect of any Advance that such Lender does not intend to make available to the Agent such Lender’s Advance, the Agent may assume that such Lender has made such amount available to the Agent and the Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to the respective Funding Date, such Lender agrees to pay and Borrower agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at (A) in the case of such Lender, the Federal Funds Effective Rate, and (B) in the case of Borrower, the interest rate applicable at the time to a disbursement made on such Funding Date. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds.
     (b) Requests by the Agent for funding by the Lenders of disbursements of the Loan will be made by facsimile. Each Lender shall make its Advance available to the Agent in dollars and in immediately available funds to such Lender and account as the Agent may designate, not later than Noon (Cleveland time) on the Funding Date. Nothing in this Section 25.4 shall be deemed to relieve any Lender of its obligation hereunder to make any Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Advances hereunder.
     (c) As soon as practical Agent will promptly forward to each Lender copies of the Draw Request documents described in Sections 12.3(a), (b) and (d), and cause the Lender’s Consultant to forward to each Lender a copy of the Lender’s Consultant’s most recent inspection. Delivery of the Draw Request documents and the Lender’s Consultant’s inspection report shall not be a condition to funding any Advance.
25.5 Distribution and Apportionment of Payments.
     (a) Subject to Section 25.5(b), payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to the Lenders within one (1) Business Day after Agent’s receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. (Cleveland time) on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in the Agreement Regarding Fees or any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein in the other Loan Documents, as the case may be. The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
     (b) If a Lender (a “Defaulting Lender”) defaults in making any Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Lender Default Obligation”) shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender. Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender’s obligation to pay interest on the amount advanced at the Default Rate. If no other Lender makes an advance a Defaulting Lender failed to fund, a portion of the indebtedness of Borrower to the Defaulting Lender equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrower to all other Lenders and shall be paid only after the indebtedness of Borrower to all other Lenders is paid. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. No Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement.
     (c) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
25.6 Consents and Approvals.
     (a) Each of the following shall require the approval or consent of the Required Lenders:
               (A) The exercise of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the collateral securing the Loan;
               (B) Appointment of a successor Agent;
               (C) Approval of Post-Default Plan (defined in Section 25.7(d)); and
               (D) Except as referred to in subsection (b) below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;
     (b) Each of the following shall require the approval or consent of all the Lenders:
               (A) Extension of the Maturity Date (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate or interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;
               (B) Reduction of the percentage specified in the definition of Required Lenders;
               (C) Increasing the amount of the Loan or any non-consenting Lender’s Commitment;
               (D) Release of any lien on any material collateral (except as Borrower is entitled to under the Loan Documents);
               (E) The release or forgiveness of any Guarantor; and
               (F) Amendment of the provisions of this Section 25.6.
     (c) In addition to the required consents or approvals referred to in subsections (a) and (b) above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lender, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders. The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

     (d) Each Lender authorizes and directs the Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders. Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from the Agent to the Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) days after receipt of the request therefor from the Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Agent shall upon receiving the required approval or consent follow the course of action or determination recommended to the Lenders by the Agent or such other course of action recommended by the Required Lenders.
25.7 Agency Provisions Relating to Collateral.
     (a) The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.
     (b) Except as provided in this Agreement, the Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.
     (c) Should the Agent commence any proceeding or in any way seek to enforce the Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys’ fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of the Agent or the Lenders or any of Borrower’s or any other party’s obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s).
     (d) In the event that all or any portion of the collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower’s obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders. The Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Percentages. In no event shall the provisions of this subsection or the Post-Default Plan require the Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.
25.8 Lender Actions Against Borrower or the Collateral.
     Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against the Borrower or rights in any collateral without the consent of the Required Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.
25.9 Assignment and Participation
     No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.
25.10 Ratable Sharing
     Subject to Sections 25.4 and 25.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or bankers’ lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers’ lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
25.11 General Immunity
     Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. In the absence of gross negligence, the Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 25.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.
25.12 No Responsibility for Loan, Recitals, etc.
     The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any Note shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors, or the value of the Collateral or any other assets of the Borrower or the Guarantors. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.
25.13 Action on Instructions of Lenders
     The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders; provided, however that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction. Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.
25.14 Employment of Agents and Counsel
     The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to take and rely upon advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
25.15 Reliance on Documents; Counsel
     The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct.
25.16 Agent’s Reimbursement and Indemnification
     Lenders agree to reimburse and indemnify Agent ratably based upon their Percentage (i) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (iii) for any expenses incurred by Agent on behalf of Lenders which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (iv) for any amounts and other expenses incurred by Agent on behalf of Lenders in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements of this Section 25.16 shall survive the termination of this Agreement and the payment of all amounts payable under the Loan Documents.
25.17 Rights as a Lender
     With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacities. The Borrower and each Lender acknowledge and agree that Agent and/or its affiliates may act as trustee under indentures, serve as financial advisor of, accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its affiliates in which Borrower or such affiliate is not restricted hereby from engaging with any other person. The Lenders acknowledge that, pursuant to such activities, Agent, or its affiliates may receive information regarding such Persons (including, information that may subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
25.18 Lenders’ Credit Decisions
     Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
25.19 Notice of Events of Default
     Should Agent receive any written notice of the occurrence of a default or Event of Default, or should the Agent send Borrower a notice of Default or Event of Default, the Agent shall promptly furnish a copy thereof to each Lender. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
25.20 Successor Agent
     (a) Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrower. Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.
     (b) Upon resignation by the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 25 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.
25.21 Disclosure
     Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Parent Guarantor, OP Guarantor or Borrower that has been identified verbally or in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this Section 25.21), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this Section 25.21), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this Section 25.21), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this Section 25.21). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Parent Guarantor, OP Guarantor or the

Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.
[CONTINUED ON NEXT PAGE]

     EXECUTED as of the date first set forth above.

BORROWER:	REPUBLIC 20TH STREET LLC, a Delaware limited liability company

	By:	/s/ Gary R. Siegel

Name: Gary R. Siegel
Title: Chief Operating Officer

Borrower’s Tax ID No.: 20-3241959

AGENT AND LENDER:	KEYBANK NATIONAL ASSOCIATION, individually and as Agent

	By:	/s/ Michael P. Szuba

Name: Michael P. Szuba
Title: Vice-President

Commitment: $74,000,000.00

EXHIBIT A
Legal Description of Land
All that certain property located in the City of Washington, District of Columbia, known as Lot numbered 75 in Square numbered 117 in a subdivision made by Ralph L. Feltman and Ruth S. Feltman as per plat recorded in Liber 154 at folio 17 in the Office of the Surveyor for the District of Columbia and described as now surveyed:
Beginning for the same at an x-cut in concrete located at the westerly corner common to Lots 75 and 84, Square 117, said point located also on the easterly line of 20th Street, N.W. (90 feet wide, nominal) and running thence with and along the easterly line of 20th Street, N.W.
(1)	North, 144.75 feet (record), North, 144.94 feet (measured) to an x-cut in concrete at the northwest corner of Lot 75, and running thence with and along the south line of a public alley (15 feet wide)

(2)	East, 135.83 feet (record & measured) to a nail set; thence

(3)	South 45° 00’ 00” East, 7.07 feet (record & measured) to a nail set on the west line of a public alley (10 feet wide); thence

(4)	South, 139.75 feet (record), South, 139.94 feet (measured) to an x-cut in concrete at the easterly corner common to Lot 75 and Lot 84, Square 117 and running thence with and along the line between said lots

(5)	West, 140.83 feet (record & measured) to the point of beginning, containing 20,372.64 square feet (record), 20,399 square feet (measured) of land.
Together with rights arising under that certain Certificate of Transfer of Development Rights (Number Seven) dated as of April 13, 2006 by and among Massachusetts Court Apartments, L.L.C., a Delaware limited liability company, 1129 29th Street NY Owner LLC, a Delaware limited liability company, and the District of Columbia, a municipal corporation, recorded on July 24, 2006 as Instrument Number 2006099748.
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EXHIBIT B
Permitted Exceptions
Permitted encumbrances are such matters as are shown on Schedule B, Part I to the Pro-Forma Title Insurance Policy No. 07-001041 issued by Commonwealth Land Title Insurance Company to the Agent in connection with this Instrument and attached to that certain escrow instruction letter dated on or about the date hereof between LandAmerica Commercial Services and Agent.
B-1

EXHIBIT C
Form of Note
NOTE

$	February ___, 2007
     FOR VALUE RECEIVED, the undersigned, REPUBLIC 20TH STREET LLC, a Delaware limited liability company (“Maker”), hereby promises to pay to ___  ___ (“Payee”), or order, in accordance with the terms of that certain Construction Loan Agreement, dated as of February 16, 2007, as from time to time in effect, among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Loan Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of ___($___), or such amount as may be advanced by the Payee under the Loan Agreement as a Loan with daily interest from the date thereof, computed as provided in the Loan Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Loan Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Loan Agreement. Interest shall be payable on the dates specified in the Loan Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.
     Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
     This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Loan Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Loan Agreement.
     Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. Maker agrees to pay an effective rate of interest that is the sum of the applicable rate provided in the Loan Agreement plus any additional rate of interest resulting from any charges of interest or in the nature of interest paid or to be paid in connections with the loan evidenced by this Note. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
     In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Loan Agreement.
     This Note shall be governed by the laws of the District of Columbia.
C-1

     The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Loan Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
     IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note under seal on the day and year first above written.

REPUBLIC 20TH STREET LLC, a Delaware limited liability company

By:

Name:

Title:

[SEAL]
C-2

EXHIBIT D
Intentionally Omitted
D-1

EXHIBIT E
LIBOR NOTICE ELECTION
NOTICE OF LIBOR FUNDING ELECTION
KeyBank National Association, as Agent
127 Public Square, 8th Floor
OH 01-27-0844
Cleveland, Ohio 44114
Attention: Michael P. Szuba
Date:
Ladies and Gentlemen:
     Reference is made to the promissory notes made by Republic 20th Street LLC (“Borrower”), in favor or KeyBank National Association and the other Lenders (the “Notes”) pursuant to that certain Construction Loan Agreement dated as of February 16, 2007, by and between Borrower, KeyBank National Association, as a lender and as Administrative Agent and the lenders named therein. The undersigned hereby gives notice pursuant to Section 5.1 of the Loan Agreement of its desire for a LIBOR FUNDING ELECTION of a portion of the proceeds of the loan evidenced by the Notes.
     The Following are the details of the LIBOR funding election to be set up as of the commencement date specified below:
     1. The LIBOR funding commencement date is:
     2. The LIBOR funding period expires:
     3. The LIBOR funding principal amount is:
     4. The LIBOR funding rate is LIBOR plus ___%, or
     The sources for the above LIBOR are as follows (Choose as appropriate):
Prime Note Outstanding Balance:
Draw #____ Advance:
Interest due:
Current LIBOR maturing _____:
Current LIBOR maturing _____:
Total:
     The next LIBOR FUNDING ELECTION NOTIFICATION date is ___.
E-1

EXHIBIT F
Insurance Requirements
     Borrower shall obtain and keep in full force and effect either builder’s risk insurance (the “Builder’s Risk Insurance policy”) coverage or permanent All Perils insurance coverage as appropriate, satisfactory to Agent, on the Project. All insurance policies shall be issued by carriers with a Best’s Insurance Reports policy holder’s rating of A and a financial size category of Class X and shall include a standard mortgage clause (without contribution) in favor of and acceptable to Agent. The policies shall provide for the following, and any other coverage that Agent may from time to time deem necessary:
a)	Coverage Against All Peril and/or Builders Risk in the amount of 100% of the replacement cost of all Improvements located or to be located on the Land. If the policy is written on a CO-INSURANCE basis, the policy shall contain an AGREED AMOUNT ENDORSEMENT as evidence that the coverage is in an amount sufficient to insure the full amount of the mortgage indebtedness. “KeyBank National Association, as Agent, and its successors and assigns” shall be named as the “Mortgagee” and “Loss Payee”.

b)	Public liability coverage in a minimum amount of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate. “KeyBank National Association, as Agent, the Lenders and their successors and assigns” shall be named as an “Additional Insured”.

c)	Rent loss or business interruption coverage in a minimum amount approved by Agent of not less than the appraised rentals for a minimum of twelve months.

d)	Flood hazard coverage in a minimum amount available, if the premises are located in a special flood hazard area (“Flood Hazard Area”) as designated by the Federal Emergency Management Agency on its Flood Hazard Boundary Map and Flood Insurance Rate Maps, and the Department of Housing and Urban Development, Federal Insurance Administration, Special Flood Hazard Area Maps.

e)	Workers Compensation and Disability insurance as required by law.

f)	Such other types and amounts of insurance with respect to the premises and the operation thereof which are commonly maintained in the case of other property and buildings similar to the premises in nature, use, location, height, and type of construction, as may from time to time be required by the mortgagee.
Each policy shall provide that it may not be canceled, reduced or terminated without at least thirty (30) days prior written notice to Agent.
F-1

EXHIBIT G
Architect’s Certificate
     The firm of                      hereby certifies for the benefit of KeyBank National Association that:
     The firm has been employed by                                          pursuant to a contract dated                      to provide architectural and engineering services commonly known as                                          which is located at                                         .
     The contract provides for the following services:
Preparation of plans and specifications
Pre-qualification of contractors
Contract administration and supervision of construction
Tenant space design
     The firm is duly licensed and in good standing under laws of the state of ___ License No. ___.
     The foundations and existing improvements are sufficient to support the improvements described in the plans listed on the attached Schedule 1.
     The following are all of the permits or governmental agency approvals required for the construction and occupancy of the building:

	Issuing Agency	Date Issued
Excavation Permit

Foundation Permit

Building Permit

EPA – Water

EPA – Sewer

EPA – Air

Cert. Of Occupancy Bldg.

Cert. Of Occupancy – Tenant

Other (Specify)
     All utilities necessary for the operation of the project are available with sufficient capacity at the boundaries of the project.
     The plans listed on the attached Schedule I comprise all of the plans which will be necessary for the complete construction of the project, excepting tenant space designs, and when the project is built in accordance therewith the project will (excepting completion of tenant improvements) be ready for occupancy. The plans are complete and contain all detail necessary for construction. Calculations of the gross building and the net rentable building area are attached as Schedule II. The plans (and the project will, when constructed in accordance
G-1

therewith) comply with all applicable building, zoning, land use, subdivision, environmental, fire, safety and other applicable governmental laws, statutes, codes, ordinances, rules and regulations. The project is in compliance with all requirements of the Americans with Disabilities Act of 1990 which requires that places of public accommodation be made readily accessible to disabled individuals.
     The attached Schedule III, establishing a timetable for completion of the project and showing on a monthly basis the anticipated progress of the work, is realistic and can be adhered to.
     The following design drawings or plans have been or will be prepared by other designers or contractors.

Type of Plans	Name of Preparing Firm
The Specifications are:                                         shown on plans
                                                                      Bound separately

By:

Title:

Date:

G-2

EXHIBIT H
Initial Budget
H-1

EXHIBIT I
Borrower’s Certificate
KeyBank National Association, as Agent
127 Public Square, 8th Floor
OH 01-27-0844
Cleveland, Ohio 44114
Attention: Michael P. Szuba
RE: Application for Advance or confirmation of equity contribution in connection with a $___loan (#___) to Republic 20th Street LLC (“Borrower”).
1.	Pursuant to that certain Construction Loan Agreement dated February 16, 2007 (the “Construction Loan Agreement”) between Borrower, KeyBank National Association (“Agent”) individually and as Administrative Agent, and the other lenders therein, Borrower
(a)	hereby requests a loan advance as indicated on the Soft and Hard Cost Requisition attached hereto. We acknowledge that this amount is subject to inspection, verification, and available funds.

(b)	acknowledges and confirms an equity contribution as indicated on the Soft and Hard Cost Requisition attached hereto.
Funding Instructions
2.	This Borrower’s Certificate is to be utilized only in satisfaction of costs and charges with respect to the Project and Improvements thereon as shown on the Soft and Hard Cost Requisition Form, dated ___, attached hereto.

3.	The Borrower agrees to provide, if requested by Agent, a vendor payee listing showing the name and the amount currently due each party to whom Borrower is obligated for labor, material and/or services supplies. This information would be provided in support of the disbursements set forth in paragraph 1(a) hereof.

4.	The Borrower also certifies and agrees that:
(a)	It has complied with all duties and obligations required to date to be carried out and performed by it pursuant to the terms of the Construction Loan Agreement;

(b)	No Event of Default as defined in the Construction Loan Agreement has occurred and is continuing nor any event, circumstance or condition which with notice or the passage of time or both would be an Event of Default, and;

(c)	All Change Orders or changes to the Budget have been submitted to and approved by Agent to the extent required under the Construction Loan Agreement;

(d)	All funds previously disbursed have been used for the purposes as set forth in the Construction Loan Agreement;

(e)	All outstanding claims for labor, materials and/or services furnished prior to this draw period have been paid or will be paid from the proceeds of this disbursement;

(f)	All construction prior to the date of this Borrower’s Certificate has been accomplished in accordance with the Plans and Specifications approved by Agent;
I-1

(g)	All sums advanced by Lenders will be used solely for the purpose of paying costs of the project owing as shown on the attached Soft and Hard Cost Requisition and no disbursement requested hereunder has been the basis for any prior disbursement of the Loan;

(h)	There are no liens outstanding against the subject project or its equipment except for Agent’s liens and security interests as agreed upon in the Construction Loan Agreement;

(i)	The amount of undisbursed Loan proceeds and/or approved equity requirement remaining is sufficient to pay the cost of completing the Project in accordance with the Plans and Specifications and Budget approved by Lenders as modified by Agent approved Change Orders;

(j)	All representations and warranties contained in the Construction Loan Agreement are true and correct as of the date hereof.

(k)	The undersigned understands that this certification is made for the purpose of inducing Lenders to make a disbursement to Borrower and that, in making such disbursement, Lenders will rely upon the accuracy of the matters stated in this Certificate.
5.	Disbursement of the loan proceeds hereby requested are subject to the receipt by Agent, in those states where applicable, of a certificate from the issuing title company stating that no claims have been filed of record which adversely affects the title of Borrower to the Project, subsequent to the filing of the Deed of Trust.

6.	The terms used in this Borrower’s Certificate have the same meaning and definitions as those set forth in the Construction Loan Agreement.

7.	The Borrower, or authorized signer, certifies that the statements made in this Borrower’s Certificate and any documents submitted herewith and identified herein are true and has duly caused this Borrower’s Certificate to be signed on its behalf by the Authorized Representative.

DATE:

BORROWER:

BY:

ITS:

I-2

EXHIBIT J
Soft and Hard Cost Requisition Form
J-1

EXHIBIT K
Certificate of Compliance
KeyBank National Association, as Agent
127 Public Square, 8th Floor
OH 01-27-0844
Cleveland, Ohio 44114
Attention: Michael P. Szuba

Re:	Construction Loan Agreement dated as of February 16, 2007 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”), between REPUBLIC 20TH STREET LLC (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, for itself and as administrative agent on behalf of the Lenders included therein (“Agent”).
Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.
Pursuant to applicable provisions of the Agreement, the undersigned, being the Authorized Representative designated in the Agreement, hereby certifies to the Agent that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Agent pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.
The undersigned hereby further certifies to the Agent that:
1. Debt Service Coverage. As shown below, the Borrower has achieved the Debt Service Coverage set forth below.
A. Debt Service Coverage of not less than 1.25:1.0
     Calculation:
     Debt Service Coverage = Net Operating Income/Total Annual Debt Service Calculation : 1.0.
     Net Operating Income =
     Total Annual Debt Service Calculation =
     Debt Service Coverage of ___: 1.0 for period ending ___.
     [Borrower to include specific calculation based upon formula outlined in Agreement]
IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___day of ___.

REPUBLIC 20TH STREET LLC, a Delaware limited liability company
By:
Authorized Representative

K-1

EXHIBIT L
ASSIGNMENT AND ASSUMPTION AGREEMENT
DATE: ___, ___, 2___
     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of this ___day of ___, ___, and is made by and between ___(“Assignor”) and ___(“Assignee”).
PRELIMINARY STATEMENT
     Assignor is a party to that certain Construction Loan Agreement dated as of February 16, 2007 (the Construction Loan Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time shall be referred to herein as the “Loan Agreement”), by and between Republic 20TH Street LLC (“Borrower”), and KeyBank National Association, as a lender and as Administrative Agent and the lenders named therein (collectively, “Lender”). Pursuant to the Loan Agreement, Lender agreed to make a loan of up to Seventy-Four Million and No/100 Dollars ($74,000,000.00) (the “Loan”) to Borrower to finance Project described in the Loan Agreement. Assignee desires to purchase from Assignor an undivided interest in the Loan under the terms and conditions set forth herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
AGREEMENT
     Assignor and Assignee, in consideration of the matters described in the foregoing Preliminary Statement, which are incorporated herein, and in consideration of the mutual covenants and agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby covenant and agree as follows:
     1. Assignment and Assumption. Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an undivided interest in and to the Loan and the Loan Documents and Assignor’s rights and obligations thereunder, which interest shall equal a percentage of ___% and a corresponding Commitment in the maximum amount of $___, such that after giving effect to this assignment (i) the Assignee shall hold a Percentage of the Loan equal to ___% and a Commitment in the maximum amount of $___, together with the outstanding rights and obligations under the Loan Agreement and the other Loan Documents in connection with such Commitment, and (ii) Assignor shall hold a Percentage of the Loan equal to ___% and a Commitment in the maximum amount of $___.
     2. Effective Date. The effective date of this Agreement (the “Effective Date”) shall be ___, ___, which shall be no earlier than three (3) Business Days prior to receipt by the Agent of a fully executed copy of this Agreement. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Bank under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder, the assumption of such obligations by Assignee inuring to the direct benefit of Borrower, and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.
     3. Payment Obligations. On the Effective Date the Assignee shall pay to Assignor the outstanding principal balance in respect of the interest purchased hereunder. Accrued and unpaid interest shall be prorated when received from the Borrower. The Assignee shall advance funds directly to the Agent with respect to all advances and reimbursement payments to be made on or after the Effective Date with respect to the interest assigned hereby. Assignee shall not be entitled to any interest or fees, of any nature, paid by the Borrower to Assignor pursuant to the Loan Agreement and the other Loan Documents or otherwise owed to Assignor prior to the Effective Date.
     4. Representations of the Assignor; Limitations on the Assignor’s Liability. The Assignor represents and warrants that (a) it is the legal and beneficial owner of the interest being assigned by it hereunder and (b) that such interest is free and clear of any adverse pledge, security interest, claim or other lien or encumbrance. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor and Agent make no other representation or warranty of any kind to the Assignee. Neither the Assignor, Agent, nor any of their officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any Guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower and the Guarantors, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loan, or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loan or the Loan Documents. This Section shall survive the assignment of the interest assigned herein.
     5. Representations and Covenants of the Assignee. The Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (ii) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees for the benefit of Borrower and the other Lenders that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.
     6. Subsequent Assignments. After the Effective Date, the Assignee shall have the right pursuant to Article 24 of the Loan Agreement to assign the rights which are assigned to the Assignee, provided that any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained.
     7. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
     8. Governing Law. This Agreement shall be governed by the internal law, and not the law of conflicts, of the District of Columbia.
     9. Notices. Notices shall be given under this Agreement in the manner set forth in the Loan Agreement.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

ASSIGNEE:

By:

Name:

Title:

CONSENTED TO:	KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Name:

Title:

[ADD BORROWER CONSENT IF REQUIRED]

CONSENTED TO:	REPUBLIC 20TH STREET LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT M
Patriot Act and OFAC Transferee and Assignee Identifying Information Form
1. Patriot Act Checklist

ADDITIONAL LENDER REQUIRED INFORMATION

Name:

Identification

(a) (US Company) TIN	(a)
(b) (Non-US) Gov’t issued document certifying existence	(b)

Phone Number

BUSINESS REPRESENTATIVE REQUIRED INFORMATION PERSON WHO WILL EXECUTE DOCUMENTS

Name

Residential Address

Date of Birth

Form of Identification

(a) (US Citizen) Social Security Number		(a)
(b) (Non-US) TIN, Passport Number (country of issuance, number & date), or Alien Identification Number		(b)

2. OFAC Checklist:

Name:

Co-Lenders

General Partner/Managing Member/Trustee

Limited Partners/Members/Beneficiaries